As filed with the Securities and Exchange Commission on January 8, 2004

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Rentals, Inc.

United Rentals (North America), Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

06-1522496

06-1493538

(I.R.S. Employer Identification No.)

Five Greenwich Office Park

Greenwich, Connecticut 06830

(203) 622-3131

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

John N. Milne

Five Greenwich Office Park

Greenwich, Connecticut 06830

(203) 622-3131

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,

of Agent For Service)

A copy of all communications, including communications sent to the agent for service,

should be sent to:

Joseph Ehrenreich, Esq. Ehrenreich Eilenberg & Krause LLP 11 East 44th Street New York, NY 10017 (212) 986-9700	Malcolm E. Landau, Esq. Weil Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

1-7/8 % Convertible Senior Subordinated Notes due October 15, 2023 of United Rentals (North America), Inc. (the “Notes”)	$143,750,000	100%	$143,750,000	$11,630

Guarantee of the Notes by United Rentals, Inc. (2)	NA(2)	NA(2)	NA(2)	NA(2)

Common Stock, par value $0.01 per share, of United Rentals, Inc. (“Common Stock”)	(3)	NA(3)	NA(3)	NA(3)

Total			$143,750,000	$11,630

(1)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Act”).

(2)	Pursuant to Rule 457(n) under the Act, no additional registration fee is being paid in respect of the guarantee. The guarantee does not trade separately.

(3)	This registration statement covers such indeterminate number of shares of Common Stock as may be issuable upon conversion of the Notes, including such shares as may be issuable pursuant to anti-dilution adjustments. The registrants will not receive any additional consideration upon conversion of the Notes. Pursuant to Rule 457(i) under the Act, no additional registration fee is being paid in respect of such shares of Common Stock

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 5, 2004

PROSPECTUS

UNITED RENTALS (NORTH AMERICA), INC.

UNITED RENTALS, INC.

United Rentals (North America), Inc., previously issued $143,750,000 aggregate principal amount of 1-7/8 % Convertible Senior Subordinated Notes due October 15, 2023. United Rentals, Inc., the parent company of the issuer, guaranteed the notes on a senior subordinated basis. The notes are convertible, under specified circumstances, into the common stock of United Rentals, Inc.

The selling security holders identified herein may, from time to time, use this prospectus to resell the notes and/or any shares of common stock acquired upon conversion of the notes. Neither United Rentals (North America), Inc. nor United Rentals, Inc. will sell any securities under this prospectus or receive any of the proceeds from any securities sold under this prospectus.

The issuer of the notes will pay interest on the notes on April 15 and October 15 of each year, commencing with April 15, 2004. On or after October 20, 2010, the issuer will have the option to redeem all or any portion of the notes that have not been previously converted or repurchased at a redemption price of 100% of the principal amount of the notes plus accrued interest to the redemption date. If you hold notes, you will have the option, subject to certain conditions, to require the issuer to repurchase your notes on each of October 15, 2010, October 15, 2013 and October 15, 2018 or upon a fundamental change as described herein, a price of 100% of the principal amount of the notes plus accrued interest to the date of repurchase.

The notes rank equally with all of the issuers existing and future unsecured senior subordinated debt, rank junior to all of the issuers senior debt and are effectively subordinated to all liabilities of the issuer’s subsidiaries.

The common stock of United Rentals, Inc., is traded on the New York Stock Exchange under the symbol “URI.”

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “intend,” or “anticipate” or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under “Risk Factors.” We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company. We make available on our internet website free of charge our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports as soon as practicable after we electronically file such reports with the SEC. Our website address is www.unitedrentals.com. The information contained in our website is not incorporated by reference in this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus; however, to the extent that there are any inconsistencies between information presented in this prospectus and information contained in incorporated documents filed with the SEC before the date of this prospectus, the information in this prospectus shall be deemed to supersede the earlier information. Any information we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the documents listed below and any filings that we will make after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	our Annual Report on Form 10-K for the year ended December 31, 2002, filed by us on March 28, 2003 (Commission File No. 1-14387), as amended by Amendment No. 1 on Form 10-K/A filed by us on June 24, 2003 (Commission File No. 1-14387);

•	our (1) Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed by us on May 15, 2003, as amended by Amendment No. 1 on Form 10-Q/A filed by us on June 24, 2003; (2) Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed by us on August 14, 2003; and (3) Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed by us on November 14, 2003;

•	our Current Reports on Form 8-K filed by us on April 8, 2003, August 22, 2003, September 30, 2003, October 28, 2003, October 29, 2003, December 3, 2003 and December 16, 2003; and

•	the Registration Statements on Form 8-A of United Rentals, Inc. filed on December 3, 1998, August 6, 1998 and October 9, 2001.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: United Rentals (North America), Inc., Attention: Corporate Secretary, Five Greenwich Office Park, Greenwich, Connecticut 06830, telephone number: (203) 622-3131.

PROSPECTUS SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus and the information incorporated by reference in this prospectus, including the financial data and related notes, before making an investment decision.

See the section entitled “Risk Factors” for a discussion of certain factors to be considered in connection with making an investment in the notes and/or common stock being offered under this prospectus.

Unless otherwise indicated, (i) the term “URI” refers to United Rentals (North America), Inc., the issuer of the notes, (ii) the term “Holdings” refers to United Rentals, Inc., the parent company of URI and the guarantor of the notes, and (iii) the terms “United Rentals,” “we,” “us,” “our,” “our company,” or “the company” refer to Holdings and its subsidiaries.

The Company

United Rentals is the largest equipment rental company in the world. We offer for rent over 600 types of equipment—everything from heavy machines to hand tools—through our network of more than 750 rental locations in the United States, Canada and Mexico. We currently serve approximately 1.8 million customers, including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others.

Our fleet of rental equipment, the largest in the world, includes over 500,000 units having a total original purchase price of approximately $3.6 billion. The fleet includes:

•	General construction and industrial equipment, such as backhoes, skid-steer loaders, forklifts, earthmoving equipment, material handling equipment, compressors, pumps and generators;

•	Aerial work platforms, such as scissor lifts and boom lifts;

•	General tools and light equipment, such as pressure washers, water pumps, heaters and hand tools;

•	Traffic control equipment, such as barricades, cones, warning lights, message boards and pavement marking systems; and

•	Trench safety equipment for underground work, such as trench shields, aluminum hydraulic shoring systems, slide rails, crossing plates, construction lasers and line testing equipment.

In addition to renting equipment, we sell used rental equipment, act as a dealer for new equipment and sell related merchandise, parts and service.

Our principal executive offices are located at Five Greenwich Office Park, Greenwich, Connecticut 06830, and our telephone number is (203) 622-3131.

The Offering

Securities Offered Under This Prospectus

United Rentals (North America), Inc., previously issued $143,750,000 aggregate principal amount of 1-7/8 % Convertible Senior Subordinated Notes due October 15, 2023. The notes are convertible, under specified circumstances, into the common stock of United Rentals, Inc. The selling security holders may, from time to time, use this prospectus to resell the notes held by them and/or any shares of common stock acquired upon conversion of the notes.

Use of Proceeds

The notes and shares of common stock covered by this prospectus are being offered by certain selling security holders and not by our company. Consequently, our company will not receive any proceeds from the sale of these notes and shares.

Summary of Terms of the Notes

Interest	The notes bear interest at the rate of 1-7/8% per annum. We will pay interest on the notes on April 15 and October 15 of each year, commencing April 15, 2004.

Maturity	The notes will mature on October 15, 2023.

Conversion	Unless we have previously redeemed or repurchased the notes, you will have the right, at your option, to convert your notes, in whole or in part, into shares of common stock of Holdings prior to maturity, subject to adjustments described herein, at a rate of 38.9520 shares of common stock per $1,000 principal amount of notes (which is equivalent to a conversion price of approximately $25.67 per share) as follows:

•       if, on or prior to October 15, 2022, the closing price of Holdings’ common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of any fiscal quarter is more than 125% of the then current conversion price of the notes, then you will have such conversion right in the following fiscal quarter;

•       if, on any date after October 15, 2022, the closing price of Holdings’ common stock is more than 125% of the then current conversion price of the notes, then you will have such conversion right at all times thereafter;

•       if we elect to call the notes for redemption on or after October 20, 2010, you will have the right to convert the notes (or the portion of the notes called for redemption, if less than all) until the close of business on the trading day prior to the redemption date;

•       if Holdings distributes to all or substantially all holders of its common stock rights, options or warrants entitling them to purchase its common stock at less than the closing sale price of its common stock on the day preceding the declaration of such distribution, then, once Holdings has given notice of such distribution, you will have such conversion right until a specified date unless you may participate in the distribution without converting;

•       if Holdings distributes to all or substantially all holders of its common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by the board of directors of Holdings exceeding 5% of the closing sale price of Holdings’ common stock on the day preceding the declaration of such distribution, then, once Holdings has given notice of such distribution, you will have such conversion right until a specified date unless you may participate in the distribution without converting; or

•       if URI or Holdings becomes a party to a consolidation, merger or sale of all or substantially all of our or its assets that constitutes a fundamental change as defined in “Description of Notes—Repurchase at Option of Holders Upon a Fundamental Change,” or such an event occurs that would have been a fundamental change but for certain exceptions to the definition of fundamental change as specified in “Description of Notes—Conversion Rights,” then you will have such conversion right beginning 15 days prior to the anticipated effective date of the transaction until 15 days following its effective date.

You may also convert your notes for the five business day period after any five consecutive trading-day period in which the average trading prices for the notes for such five trading day period is less than 95% of the average conversion value (as defined below) for the notes during that period. However, the conversion right under this paragraph is subject to the following limitation. If, at the time of conversion, the closing sale price of a share of Holdings’ common stock is greater than the then current conversion price of the notes and less than or equal to 125% of the then current conversion price of the notes, you will not be entitled to receive the shares into which the notes are convertible. Instead, we will at our option pay you cash or common stock with a value equal to the principal amount of your notes on such conversion date, provided that for a conversion on or after October 20, 2010 we will not have the option to pay you in common stock. If we elect to pay you in common stock, the common stock will be valued at 100% of the average closing sale price for the five trading days ending on the third trading day preceding the conversion date. For purposes of the foregoing, the “conversion value” as of a given day equals the number of shares of common stock that would be received upon conversion of a note in the principal amount of $1,000 at the conversion rate then in effect multiplied by the closing price of Holding’s common stock on such date.

Guarantee	The notes are guaranteed on a senior unsecured subordinated basis by Holdings.

Ranking	The notes are unsecured senior subordinated obligations of URI. The ranking of the notes is as follows:

• the notes are junior to any existing and future senior indebtedness of URI, and the guarantee is junior to any existing and future senior indebtedness of the guarantor;

•       the notes rank equally with all existing and future unsecured senior subordinated indebtedness of URI, and the guarantee ranks equally with all unsecured senior subordinated indebtedness of the guarantor;

• the notes rank senior to any existing and future subordinated indebtedness of URI, and the guarantee ranks senior to any existing and future subordinated indebtedness of the guarantor; and

• the notes are effectively junior to all indebtedness and other obligations, including trade payables, of all our subsidiaries.

As of September 30, 2003, as adjusted to give effect to (i) the sale in October and December 2003 of the notes being offered under this prospectus and (ii) the sale in November 2003 of $525 million aggregate principal amount of URI’s 7 3/4% Senior Subordinated Notes due 2013 and the application of a portion of the net proceeds to repurchase or redeem all of URI’s outstanding 9 1/2% Senior Subordinated notes due 2008 and 8.80% Senior Subordinated Notes due 2008:

• URI had outstanding an aggregate of approximately $1,550.8 million of senior indebtedness that is senior to the notes, including approximately $672.2 million of secured indebtedness;

• Holdings had guaranteed on a senior unsecured basis substantially all of URI’s outstanding senior indebtedness;

•       URI’s subsidiaries (i) had outstanding an aggregate of approximately $187.4 million of indebtedness and other obligations that are effectively senior to the notes (excluding obligations to URI and excluding guaranties) and (ii) had guaranteed approximately $2,575.1 million of URI’s obligations;

• URI had outstanding an aggregate of approximately $1,075.0 million of unsecured indebtedness (other than the notes) that ranks equally with the notes.

Optional Redemption by URI	On or after October 20, 2010, we have the option to redeem all or a portion of the notes at 100% of the principal amount of the notes plus accrued interest to the redemption date.

Purchase of the Notes at the Option of the Holder
You may require us to repurchase all or a portion of the notes in cash on each of October 15, 2010, October 15, 2013 and October 15, 2018 at 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to the date of repurchase.

Repurchase at the Option of the Holders Upon a Fundamental Change

Upon a fundamental change (as defined in this prospectus), you will have the right, subject to conditions and restrictions, to require us to repurchase some or all of your notes at a price equal to 100% of the principal amount plus accrued and unpaid interest to the repurchase date.

U.S. Federal Income Taxation
Because the notes are convertible into the common stock of Holdings, rather than that of the issuer, URI, holders will recognize gain or loss upon conversion. See “Material United States Federal Income Tax Considerations.”

Global Notes; Book-Entry System
We have issued the notes in fully registered form in minimum denominations of $1,000. The notes are evidenced by one or more global notes deposited with the trustee for the notes, as custodian for DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants.

Listing	The notes are currently eligible for trading on The PORTALSM Market of the National Association of Securities Dealers, Inc. However, the notes sold by selling security holders pursuant to this prospectus are not expected to remain eligible for trading on The Portal Market. We have not applied, and do not intend to apply, for listing of the notes on any securities exchange or for inclusion of the notes on any automated quotation system.

The common stock of Holdings is traded on the New York Stock Exchange under the symbol “URI.”

Governing Law	The indenture and the notes are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

RISK FACTORS

In addition to the other information in this document, you should carefully consider the following factors before making an investment decision.

Risks Related to Our Indebtedness

Our substantial indebtedness will require us to devote a substantial portion of our cash flow to debt service and could, among other things, constrain our ability to obtain additional financing and make it more difficult for us to cope with a downturn in our business.

We have a substantial amount of indebtedness. As of September 30, 2003, as adjusted to give effect to (i) the sale in October and December 2003 of the notes being offered under this prospectus and (ii) the sale in November 2003 of $525 million aggregate principal amount of our 7¾% Senior Subordinated Notes due 2013 and the application of a portion of the proceeds to repurchase or redeem all of our outstanding 9½% Senior Subordinated notes due 2008 and 8.80% Senior Subordinated Notes due 2008, we would have had $2,822.2 million of indebtedness. Our substantial indebtedness has the potential to affect us adversely in a number of ways. For example, it will or could:

•	require us to devote a substantial portion of our cash flow to debt service, reducing the funds available for other purposes;

•	constrain our ability to obtain additional financing, particularly since substantially all of our assets are subject to security interests relating to existing indebtedness; or

•	make it difficult for us to cope with a downturn in our business or a decrease in our cash flow.

Furthermore, if we are unable to service our indebtedness and fund our business, we will be forced to adopt an alternative strategy that may include:

•	reducing or delaying capital expenditures;

•	limiting our growth;

•	seeking additional capital;

•	selling assets; or

•	restructuring or refinancing our indebtedness.

Even if we adopt an alternative strategy, the strategy may not be successful and we may continue to be unable to service our indebtedness and fund our business.

Our business could be hurt if we are unable to satisfy the financial tests required by our credit facility and term loan. Furthermore, restrictive covenants could adversely affect our operating results by limiting our flexibility.

Under the agreements governing our credit facilities, we are required to, among other things, satisfy certain financial tests relating to: (a) minimum interest coverage ratio; (b) the ratio of funded debt to cash flow; (c) the ratio of senior debt to tangible assets; and (d) the ratio of senior debt to cash flow. If we are unable to satisfy any of these covenants, the lenders could elect to terminate the credit facilities and require us to repay the outstanding borrowings under the credit facilities. In such event, unless we are able to refinance the indebtedness coming due and replace our revolving credit facility, we would likely not have sufficient liquidity for our business needs and be forced to adopt an alternative strategy as described above under the risk factor that begins “Our substantial indebtedness will require us . . . ” Even if we adopt an alternative strategy, the strategy may not be successful and we may not have sufficient liquidity for our business.

We are also subject to various other covenants under the agreements governing our credit facilities and other indebtedness. These covenants limit or prohibit, among other things, our ability to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, create liens, make acquisitions, sell assets and engage in mergers and acquisitions. These covenants could adversely affect our operating results by significantly limiting our operating and financial flexibility.

An increase in market interest rates would increase our interest expense and our debt service obligations because some of our debt bears interest at variable rates.

A portion of our indebtedness bears interest at variable rates that are linked to changing market interest rates. As a result, an increase in market interest rates would increase our interest expense and our debt service obligations. At September 30, 2003, taking into account our interest rate swap agreements, we had $1,181.4 million of variable rate indebtedness.

Risks Related to the Notes

The notes and the guarantee are subordinated to URI’s and Holdings’ senior indebtedness. Furthermore, because URI’s subsidiaries are not guarantors, the notes are effectively subordinated to all indebtedness and other obligations, including trade payables, of all URI’s subsidiaries.

The notes are general unsecured obligations of URI and will be subordinated in right of payment to the prior payment of all current and future senior indebtedness of URI. Likewise, the guarantee of the notes is the general unsecured obligation of Holdings and will be subordinated in right of payment to the prior payment of all current and future senior indebtedness of Holdings. Finally, our subsidiaries are not guarantors of the notes and, as a result, the notes are effectively subordinated to all indebtedness and other obligations, including trade payables, of all our subsidiaries.

The effect of this subordination is that:

•	if URI were to undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, URI’s assets would be available to pay its obligations on the notes only after all of its senior indebtedness is paid;

•	if Holdings were to undergo one of those types of proceedings, its assets would be available to pay its obligations on the guarantee of the notes only after all of its senior indebtedness is paid;

•	if any of our subsidiaries were to undergo one of those types of proceedings, its assets would be available to pay the notes only after all its obligations are paid; and

•	no cash payments with respect to the notes may be made if a payment default exists with respect to any of URI’s senior indebtedness and, under certain circumstances, no cash payments with respect to the notes may be made for a period of up to 179 days (during each period of 360 days) if a non-payment default exists with respect to any of URI’s designated senior indebtedness.

As of September 30, 2003, as adjusted to give effect to (i) the sale in October and December 2003 of the notes being offered under this prospectus and (ii) the sale in November 2003 of $525 million aggregate principal amount of our 7¾% Senior Subordinated Notes due 2013 and the application of the proceeds to repurchase or redeem all of our outstanding 9½% Senior Subordinated notes due 2008 and 8.80% Senior Subordinated Notes due 2008:

•	URI had outstanding an aggregate of approximately $1,550.8 million of senior indebtedness that is senior to the notes, including approximately $672.2 million of secured indebtedness;

•	Holdings had guaranteed on a senior unsecured basis substantially all of URI’s outstanding senior indebtedness;

•	URI’s subsidiaries (i) had outstanding an aggregate of approximately $187.4 million of indebtedness and other obligations that are effectively senior to the notes (excluding obligations to URI and excluding guaranties) and (ii) had guaranteed approximately $2,575.1 million of URI’s obligations;

•	URI had outstanding an aggregate of approximately $1,075.0 million of unsecured indebtedness (other than the notes) that ranks equally with the notes.

The indenture governing the notes does not limit our ability to incur additional debt. Any new indebtedness (including borrowings under our revolving credit facility) would be treated as senior indebtedness, except for indebtedness that specifically provides that it ranks equal with, or junior to, the notes and the guarantee, as applicable.

The notes and guarantee are unsecured. As a result, holders of our secured indebtedness will have a prior claim on our assets, in addition to the priority that they have by virtue of the subordination provisions described above.

The indenture governing the notes does not limit our ability to incur secured indebtedness. Our secured indebtedness includes all borrowings under our revolving credit facility and our outstanding term loans. If an event of default occurs under our secured indebtedness, the lenders thereunder will have the right to exercise the remedies (such as foreclosure) available to a secured lender under applicable law and the agreements governing such secured indebtedness. Since the notes and the guarantee are unsecured, the effect of such security interest is to give the lenders under such secured indebtedness a prior claim on our assets, in addition to the priority that they have by virtue of the subordination provisions described above.

We cannot assure you that an active trading market will develop for the notes.

We cannot assure you that an active or sustained trading market for the notes will develop or that you will be able to sell your notes.

The trading price of the notes may be volatile.

The trading price of the notes could be subject to significant fluctuation and future trading prices of the notes will depend on many factors, including, among other things,

prevailing interest rates, our operating results, the price of Holdings’ common stock, the market for similar securities, securities analysts’ recommendations regarding our securities and general economic conditions. Additionally, it is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

URI has a holding company structure and will depend on distributions from its subsidiaries in order to pay the notes and certain provisions of law or contractual restrictions could limit distributions from its subsidiaries.

URI derives substantially all its operating income from, and holds substantially all its assets through, its subsidiaries. The effect of this structure is that URI will depend on the earnings of its subsidiaries, and the payment or other distribution to URI of these earnings, in order to meet its obligations under the notes and other outstanding debt. Provisions of law, such as those requiring that dividends be only paid from surplus, could limit the ability of URI’s subsidiaries to make payments or other distributions to URI. Furthermore, these subsidiaries could agree to contractual restrictions on their ability to make distributions.

The guarantee of the notes by Holdings does not give noteholders a claim to significant assets other than those to which they already have a claim as direct creditors of URI. Furthermore, substantially all of Holdings’ assets are subject to an existing security interest, which gives certain of our lenders a priority claim to such assets.

The notes are guaranteed by Holdings. However, substantially all of Holdings’ net worth is attributable to the stock of URI owned by Holdings. Consequently, the Holdings guarantee does not give noteholders a claim to significant assets other than those to which they already have a claim as direct creditors of URI. Furthermore, substantially all of Holdings’ assets are subject to a security interest in favor of the lenders that have provided our credit facilities, which give these lenders a priority claim to such assets.

The notes are convertible into Holdings common stock only upon the occurrence of certain conditions. Accordingly, you may not be able to receive the value of Holdings common stock into which the notes are convertible.

The notes are convertible into Holdings common stock only if specified conditions are met. If the specified conditions for conversion are not met, you may not be able to receive the value of Holdings common stock into which the notes would otherwise be convertible.

We will be required to make an offer to repurchase the notes on specified dates and upon the occurrence of specified fundamental changes. However, we may be unable to do so due to lack of funds or covenant restrictions.

We will be required to make an offer to repurchase the notes on each of October 15, 2010, October 15, 2013 and October 15, 2018. In addition, we will be required to make an offer to repurchase the notes upon the occurrence of certain specific kinds of fundamental changes. However, we may be unable to repurchase the notes because:

•	we might not have enough available funds, particularly since a fundamental change could cause part or all of our other indebtedness to become due; and

•	the agreements governing our credit facilities and other senior indebtedness would prohibit us from repurchasing the notes, unless we were able to obtain a waiver or refinance such indebtedness.

Certain important corporate events will not constitute a “fundamental change” for purposes of the notes. Upon the occurrence of such events, we will not be required to offer to repurchase your notes.

Certain important corporate events, such as a leveraged recapitalization, that would increase our indebtedness will not constitute a “fundamental change” for purposes of the notes and, upon the occurrence of such events, we will not be required to make an offer to repurchase the notes.

The fundamental change provision of the indenture governing the notes may deter potential acquirers and will restrict our ability to effect certain types of recapitalization transactions.

Under the indenture governing the notes, we are required to offer to purchase all of the outstanding notes for cash upon the occurrence of certain fundamental changes. This provision could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, us. For example, a potential acquirer could not issue a combination of stock and cash in exchange for all of our outstanding shares of our common stock without triggering the fundamental change provision. In addition, this fundamental change provision will limit our ability to effect certain types of recapitalization structures.

The value of the conversion rights associated with the notes may be substantially lessened or eliminated if Holdings is a party to a merger, consolidation or other similar transaction.

If Holdings is a party to a consolidation, merger or transfer or lease of all or substantially all of its assets pursuant to which its common stock would be converted into cash, securities or other assets, the notes would become convertible solely into such cash, securities or other assets. As a result, the value of the conversion rights associated with the notes may be substantially lessened or eliminated because you would no longer be able to convert your notes into shares of Holdings common stock in the future.

Our reported earnings per share may be more volatile because of the contingent conversion provision of the notes.

Holders of the notes are generally entitled to convert the notes into common stock, if:

•	the price of Holdings common stock issuable upon conversion of a note reaches a specified threshold;

•	specified corporate transactions occur; or

•	the trading price of the notes falls below certain thresholds.

Until one of these contingencies is met, the shares underlying the notes are not included in the calculation of our basic or fully diluted earnings per share. Should a contingency be met, fully diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the calculation of fully diluted earnings per share. Volatility in Holdings’ stock price could cause this contingency to be met in one quarter and not in a subsequent quarter, increasing the volatility of our fully diluted earnings per share.

Risks Related to the Common Stock of Holdings

Conversion of the notes would dilute the ownership interest of Holdings’ existing stockholders. Furthermore, the sale of shares of common stock issued upon conversion of the notes could adversely affect the market price of the common stock.

The conversion of some or all of the notes would dilute the ownership interests of Holdings’ existing stockholders. Any sales in the public market of Holdings’ common stock issuable upon such conversion could adversely affect the prevailing market prices of Holdings’ common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of Holdings’ common stock.

Absence of dividends could reduce Holdings’ attractiveness to investors.

Holdings has never paid any dividends on its common stock and has no plans to pay any such dividends in the foreseeable future. Furthermore, certain of the agreements governing Holdings’ outstanding indebtedness prohibit Holdings from paying dividends on the common stock of Holdings or restrict our ability to pay such dividends. As a result, the stock of Holdings may be less attractive to certain investors than the stock of dividend-paying companies.

Possible volatility of the price of Holdings common stock increases the risk of your investment.

Numerous factors may significantly affect the market price for the common stock of Holdings. Such factors include the growth and expansion of our business, trends and uncertainties affecting the equipment rental industry as a whole, issuances and repurchases of common stock, quarterly variations in our operating results or the operation results of our competitors, investors’ expectations of our prospects, changes in earnings estimates by analysts or reported results that may vary materially from such estimates and general economic and other conditions, including the cyclical nature of our business. In addition, in recent years the stock market has experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of Holdings’ common stock.

In addition, the price of the common stock of Holdings could be affected by possible sales of Holdings’ common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving Holdings’ common stock. This hedging or arbitrage could, in turn, affect the trading prices of the notes.

Shares eligible for future sale could adversely affect the market price of Holdings’ common stock.

If the stockholders of Holdings sell substantial amounts of its common stock (including shares issued upon exercise of warrants, options or convertible securities), the market price of its common stock could fall. Subject to certain lock-up agreements entered into by our officers and directors, substantially all of the outstanding shares of Holdings’ common stock may be sold in the public market.

The stockholders rights plan of Holdings and anti-takeover provisions in its charter and bylaws could limit the share price of the common stock of Holdings and deter a third party from acquiring us.

The stockholders rights plan of Holdings, which is described under “Description of Capital Stock—Stockholders Rights Plan,” could make it difficult for a third party to acquire Holdings without the consent of the incumbent board of directors. Furthermore, certain provisions of the Certificate of Incorporation and By-laws of Holdings, as well as applicable Delaware law, could also make it difficult for a third party to acquire Holdings without the consent of the incumbent board. These provisions provide, among other things, that:

•	the directors of our company (other than directors elected by the holders of our outstanding preferred stock) are divided into three classes, with directors of each class serving for a staggered three-year period;

•	directors may be removed only for cause and only upon the affirmative vote of at least 66-2/3% of the voting power of all the then outstanding shares of stock entitled to vote;

•	stockholders may not act by written consent;

•	stockholder nominations and proposals may only be made if specified advance notice requirements are complied with;

•	stockholders are precluded from calling a special meeting of stockholders;

•	the board of directors has the authority to issue shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval; and

•	the holders of our Series C preferred stock would have the right, following completion of specified hostile change of control transactions, to elect a majority of our board of directors and the Series C Preferred Stock would begin to accrue significant dividends.

The stockholders rights plan and these provisions could:

•	have the effect of delaying, deferring or preventing a change of control that may be in the best interests of the stockholders and that the stockholders may favor;

•	discourage bids for the common stock of Holdings at a premium over the market price; and

•	impede the ability of the holders of the common stock of Holdings to change our management.

Risks Related to Our Business

Our operating results may fluctuate, which could affect the trading value of the notes or our common stock.

We expect that our revenues and operating results may fluctuate from quarter to quarter or over the longer term, which could adversely affect the trading value of the notes or our common stock. Factors that might cause such fluctuations, include:

•	seasonal rental patterns of our customers, with rental activity tending to be lower in the winter;

•	completion of acquisitions;

•	changes in the amount of revenue relating to renting traffic control equipment, since revenues from this equipment category tend to be more seasonal than the rest of our business;

•	changes in the size of our rental fleet or in the rate at which we sell our used equipment;

•	changes in government spending for infrastructure projects;

•	changes in demand for our equipment or the prices thereof due to changes in economic conditions, competition or other factors;

•	changes in the interest rates applicable to our floating rate debt;

•	increases in costs;

•	if we determine that a potential acquisition will not be consummated, the need to charge against earnings any expenditures relating to such transaction (such as financing commitment fees, merger and acquisition advisory fees and professional fees) previously capitalized; and

•	the possible need, from time to time, to take goodwill write-offs as described below or other write-offs or special charges due to a variety of occurrences such as the adoption of new accounting standards, store consolidations or closings or the refinancing of existing indebtedness.

If we are unable to obtain additional capital as required, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing equipment, making acquisitions, opening new rental locations and refinancing existing indebtedness.

If the cash that we generate from our business, together with cash on hand and cash that we may borrow under our existing facilities, is not sufficient to fund our capital requirements, we will require additional debt and/or equity financing. However, we may not succeed in obtaining the requisite additional financing on terms that are satisfactory to us or at all. If we are unable to obtain sufficient additional capital in the future, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing equipment, making acquisitions, opening new rental locations and refinancing existing indebtedness.

Decreases in construction and industrial activities could adversely affect our revenues and operating results by decreasing the demand for our equipment or the prices that we can charge.

Our general rental equipment is principally used in connection with construction and industrial activities and our traffic control equipment is principally used in connection with the construction or repair of roads and bridges and similar infrastructure projects. Weakness in our end markets, such as a decline in construction or industrial activity or a reduction in infrastructure projects, may lead to a decrease in the demand for our equipment or the prices that we can charge. Any such decrease could adversely affect our operating results by decreasing revenues and gross profit margins. For example, there have been significant declines in nonresidential construction activity in 2002 and 2003 and reductions in government spending on infrastructure projects in several key states. This weakness in our end markets adversely affected our results in 2002 and the first nine months of 2003 as described in our Annual Report on Form 10-K for 2002, as amended by Amendment No. 1 on Form 10-K/A, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

We have identified below certain factors that may cause further weakness in our end markets, either temporarily or long-term:

•	continuation of weakness in the economy or the onset of a new recession;

•	further reductions in government spending for roads, bridges and other infrastructure projects;

•	an increase in interest rates;

•	adverse weather conditions which may temporarily affect a particular region; or

•	terrorism or hostilities involving the United States.

If we lose any member of our senior management team and are unable to find a suitable replacement, we may not have the depth of senior management resources required to efficiently manage our business and execute our growth strategy.

Our success is highly dependent on the experience and skills of our senior management team. If we lose the services of any member of this team and are unable to find a suitable replacement, we may not have the depth of senior management resources required to efficiently manage our business and execute our strategy. We do not maintain “key man” life insurance on the lives of members of senior management.

Our industry is highly competitive, and competitive pressures could lead to a decrease in our market share or in the prices that we can charge.

The equipment rental industry is highly fragmented and competitive. Our competitors primarily include small, independent businesses with one or two rental locations, regional competitors which operate in one or more states, public companies or divisions of public companies, and equipment vendors and dealers who both sell and rent equipment directly to customers. We may in the future encounter increased competition from our existing competitors or from new companies. Competitive pressures could adversely affect our revenues and operating results by decreasing our market share or depressing the prices that we can charge.

We have made acquisitions, which entails certain risks. It is possible that we will not realize the expected benefits from our acquisitions or that our existing operations will be harmed as a result of acquisitions.

We have grown in part through acquisitions and may continue to do so. We will consider potential acquisitions of varying sizes and may, on a selective basis, pursue acquisitions or consolidation opportunities involving other public companies or large privately-held companies. We expect to pay for future acquisitions using cash, capital stock, notes and/or assumption of indebtedness. To the extent that our existing sources of cash are not sufficient to fund future acquisitions, we will require additional debt or equity financing and, consequently, our indebtedness may increase as we implement our growth strategy. The making of acquisitions entails certain risks, including:

•	unrecorded liabilities of acquired companies that we fail to discover during our due diligence investigations;

•	difficulty in assimilating the operations and personnel of the acquired company with our existing operations or in maintaining uniform standards; and

•	loss of key employees of the acquired company.

Goodwill related to acquisitions represents a substantial portion of our total assets. If the fair value of the goodwill should drop below the recorded value, we would be required to write off the excess goodwill. Any write-off would reduce our total assets and stockholders’ equity and be a charge against income.

At September 30, we had on our balance sheet goodwill in the amount of $1,728.6 million, which represented approximately 35% of our total assets at such date. This goodwill is an intangible asset and represents the excess of the purchase price that we paid for acquired businesses over the estimated fair value of the net assets of those businesses. We are required to test our goodwill for impairment at least annually. In general, this means that we must determine whether the fair value of the goodwill, calculated in accordance with applicable accounting standards, is at least equal to the recorded value shown on our balance sheet. If the fair value of the goodwill is less than the recorded value, we are required to write off the excess goodwill as an expense. Any write-off would reduce our total assets and stockholders’ equity and be a charge against income.

We test for goodwill impairment on a branch-by-branch basis rather than on an aggregate basis. This means that a goodwill write-off is required even if only one or a limited number of our branches has impairment as of the annual date of testing or at any other date when an indicator of impairment may exist and even if there is no impairment for all our branches on an aggregate basis. In addition, we assess impairment solely on the basis of recent historical performance and without reference to expected future performance. This means that, if the historical data for a branch indicates impairment, a goodwill write-off is required even when we believe that branch’s future performance will be significantly better. The fact that we test for impairment on a branch-by-branch basis and use only historical financial data in assessing impairment increases the likelihood that we will be required to take additional non-cash goodwill write-offs in the future. For example, we expect to take a non-cash goodwill write-off in the fourth quarter of 2003 of approximately $300 million.

Disruptions in our information technology systems could adversely affect our operating results by limiting our capacity to effectively monitor and control our operations.

Our information technology systems facilitate our ability to monitor and control our operations and adjust to changing market conditions. Any disruptions in these systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations and adjust to changing market conditions.

We are exposed to various possible claims relating to our business, and our insurance may not fully protect us.

We are exposed to various possible claims relating to our business. These possible claims include those relating to (1) personal injury or death caused by equipment rented or sold by us, (2) motor vehicle accidents involving our delivery and service personnel and (3) employment related claims. We carry a broad range of insurance for the protection of our assets and operations. However, such insurance may not fully protect us for a number of reasons, including:

•	our coverage is subject to deductibles of $2 million for general liability, $1 million for workers’ compensation and $3 million for automobile liability and limited to a maximum of $100 million per occurrence;

•	we do not maintain coverage for environmental liability (other than legally required fuel storage tank coverage), since we believe that the cost for such coverage is high relative to the benefit that it provides; and

•	certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits, might not be covered by our insurance.

If we are found liable for any significant claims that are not covered by insurance, our operating results could be adversely affected because our expenses related to claims would increase. It is possible that some or all of the insurance that is currently available to us will not be available in the future on economically reasonable terms or at all.

We are subject to numerous environmental and safety regulations. If we are required to incur compliance or remediation costs that are not currently anticipated our operating results could be hurt.

Our operations are subject to numerous laws governing environmental protection and occupational health and safety matters. These laws regulate such issues as wastewater, stormwater, solid and hazardous wastes and materials, and air quality. Under these laws, we may be liable for, among other things, (1) the costs of investigating and remediating contamination at our sites as well as sites to which we sent hazardous wastes for disposal or treatment regardless of fault and (2) fines and penalties for non-compliance. Our operations generally do not raise significant environmental risks, but we use hazardous materials to clean and maintain equipment, and dispose of solid and hazardous waste and wastewater from equipment washing, and store and dispense petroleum products from underground and above-ground storage tanks located at certain of our locations.

Based on the conditions currently known to us, we do not believe that any pending or likely remediation and compliance costs will have a material adverse effect on our business. We cannot be certain, however, as to the potential financial impact on our business if new adverse environmental conditions are discovered or environmental and safety requirements become more stringent. If we are required to incur environmental compliance or remediation costs that are not currently anticipated by us, our operating results could be adversely affected depending on the magnitude of the cost.

Labor disputes could disrupt our ability to serve our customers or lead to higher labor costs.

We have approximately 1,250 employees that are represented by unions and covered by collective bargaining agreements. If we should experience a prolonged labor dispute involving a significant number of our employees, our ability to serve our customers could be adversely affected. Furthermore, our labor costs could increase as a result of the settlement of actual or threatened labor disputes.

We have estimated the incremental maintenance costs that will be required in connection with our plan to increase the weighted average age of our fleet. If our estimates are wrong, our operating results could be adversely affected because our maintenance expenses would be higher than anticipated.

In formulating our plan to increase the average age of our fleet during 2003 and possibly beyond, we have made estimates concerning the relationship between the age of our fleet and required maintenance costs. If our estimates are wrong, our operating results could be adversely affected because our maintenance expenses would be higher than anticipated.

We have operations outside the United States. As a result, we may incur losses from currency conversions and have higher costs than we otherwise would have due to the need to comply with foreign laws.

Our operations in Canada and Mexico are subject to the risks normally associated with international operations. These include (1) the need to convert currencies, which could result in a gain or loss depending on fluctuations in exchange rates, (2) the need to comply with foreign laws and (3) the possibility of political or economic instability in foreign countries.

USE OF PROCEEDS

The notes and shares of common stock covered by this prospectus are being offered by certain selling security holders and not by our company. Consequently, our company will not receive any proceeds from the sale of these notes and shares.

RATIO OF EARNINGS TO FIXED CHARGES

The table below shows our company’s ratio of earnings to fixed charges for each of the periods indicated. For purposes of calculating this ratio: (i) earnings consist of income before income taxes and extraordinary items plus fixed charges (but only to the extent that fixed charges were deducted in calculating income) and (ii) fixed charges consist of interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; and the Company’s estimate of the interest portion of rental expense.

Year Ended December 31,					Nine Months Ended September 30,
1998	1999	2000	2001	2002	2003
2.1x	2.5x	2.0x	1.7x	(1)	1.3x

(1)	The ratio for 2002 was less than 1x. The amount of the deficiency was approximately $101.4 million.

DESCRIPTION OF NOTES

United Rentals (North America), Inc. (the “Company”) issued the 1-7/8% Convertible Senior Subordinated Notes due October 15, 2023 under an Indenture dated as of October 31, 2003 between the Company, United Rentals, Inc. (“Holdings”) and The Bank of New York, as Trustee (the “Indenture”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, (1) the words “Company,” “we,” “us,” and “our” refer only to United Rentals (North America), Inc. and not to any of its subsidiaries or Holdings and (2) the words “common stock” refer to the common stock, par value $0.01 per share, of Holdings, the parent company of the Company.

The following description is only a summary of the material provisions of the agreements governing the notes. We urge you to read these agreements, which are filed as exhibits to the registration statement of which this prospectus forms a part, because they, not this description, define your rights as holders of these notes. You may request copies of these agreements by contacting us at: United Rentals (North America), Inc., Attention: Corporate Secretary, Five Greenwich Office Park, Greenwich, Connecticut 06830, telephone number: (203) 622-3131.

Brief Description of Notes

The notes:

•	are unsecured senior subordinated obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

•	are senior in right of payment to any future Subordinated Indebtedness of the Company;

•	are guaranteed on a senior subordinated basis by Holdings; and

•	are convertible into shares of common stock of Holdings.

As described below under “—Conversion Rights” you may convert the notes into shares of Holdings’ common stock, subject to certain conditions, at the initial conversion rate of 38.9520 shares per each $1,000 principal amount of notes, unless the notes have been previously redeemed, purchased or repurchased. The conversion rate may be adjusted as described below.

On or after October 20, 2010, we have the option to redeem all or any portion of the notes at 100% of the principal amount of the notes as described below under “—Optional Redemption by the Company.”

You may require us to purchase all or a portion of your notes in cash on each of October 15, 2010, October 15, 2013 and October 15, 2018 at 100% of the principal amount of the notes as described below under “—Purchase of Notes at the Option of the Holder.”

If we experience a Fundamental Change (as defined below), you will have the right to require us to repurchase your notes as described below under “—Repurchase at Option of Holders Upon a Fundamental Change.” Holders of notes submitted for repurchase will be entitled to convert the notes up to and including the second Trading Day immediately preceding the date fixed to repurchase.

Neither the Company nor Holdings is restricted from paying dividends, incurring debt, or issuing or repurchasing its securities under the Indenture. In addition, there are no financial covenants in the Indenture. You are not protected under the Indenture in the event of a highly leveraged transaction or a change of control of the Company or Holdings except to the extent described under “—Repurchase at Option of Holders Upon a Fundamental Change.”

Maturity, Interest and Principal

The Company issued the notes in an aggregate principal amount of $143.75 million, in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on October 15, 2023.

Interest on the notes will accrue at the rate of 1-7/8% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2004. Interest on the notes will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from October 31, 2003. Interest will be computed on the basis of a 360-day year constituted of twelve 30-day months.

As described below under “—Registration Rights,” additional interest may accrue on the notes in certain circumstances pursuant to the terms of a Registration Rights Agreement entered into in connection with the issuance of the notes. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes were issued:

•	only in fully registered form,

•	without interest coupons, and

•	in denominations of $1,000 and integral multiples of $1,000.

The notes are evidenced by one or more global notes, which have been deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., or Cede, as nominee of DTC. The global note and any notes issued in exchange for the global note are subject to restrictions on transfer and will bear a legend regarding those restrictions. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless one or more of the following events occurs:

•	DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note,

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in certificated form, or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

Unless we elect to cause the issuance of the notes in certificated form, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot get notes registered in your name if they are represented by the global note,

•	you cannot receive physical certificated notes in exchange for your beneficial interest in the global notes,

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose, and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers, such as insurance companies, can only own securities in definitive, certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s sameday funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlements in immediately available funds will have on trading activity in those beneficial interests.

We will make cash payments of interest on and principal of the redemption price, purchase price and the repurchase price of the global note, as well as any payment of additional interest, to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

We understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC bookentry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

DTC has also advised us as follows:

•	DTC is a limited purpose trust company organized under the laws of the State of New York, member of the Federal Reserve System, clearing corporation within the meaning of the Uniform Commercial Code, as amended, and clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act,

•	DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants,

•	participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations,

•	certain participants, or their representatives, together with other entities, own DTC, and

•	indirect access to the DTC System is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We, Holdings and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note. Further, we, Holdings and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

The conversion rate is 38.9520 shares per each $1,000 principal amount of notes, subject to adjustment as specified below. The initial conversion rate is equivalent to a conversion price of approximately $25.67. The conversion price is equal to $1,000 principal amount of notes divided by the conversion rate.

You will have the right to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of Holdings’ common stock as follows:

•	if, on or prior to October 15, 2022, the Closing Price of Holdings’ common stock for at least 20 Trading Days in the period of the 30 consecutive Trading Days ending on the last Trading Day of any fiscal quarter is more than 125% of the then current conversion price of the notes, then you will have such conversion right in the following fiscal quarter,

•	if, on any date after October 15, 2022, the Closing Price of Holdings’ common stock is more than 125% of the then current conversion price of the notes, then you will have such conversion right at all times thereafter,

•	if we elect to call the notes for redemption on or after October 20, 2010, you will have the right to convert the notes (or the portion of the notes called for redemption, if less than all) until the close of business on the Trading Day prior to the redemption date,

•	if Holdings distributes to all or substantially all holders of its common stock rights, options or warrants entitling them to purchase its common stock at less than the Closing Price of its common stock on the day preceding the declaration for such distribution, except with respect to existing or future stockholders rights plans, you will have such conversion right in the period described below,

•

if Holdings distributes to all or substantially all holders of its common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by the Board of Directors of Holdings exceeding 5% of the Closing Price of Holdings’ common stock on the day preceding the declaration of such distribution, then you will have such conversion right in the period described below, or

•	if the Company or Holdings becomes a party to a consolidation, merger or sale of all or substantially all of its assets that constitutes a Fundamental Change as defined below under the heading “—Repurchase at Option of Holders Upon a Fundamental Change” or such an event occurs that would have been a Fundamental Change but for the exceptions to the definition of Fundamental Change described below under the same heading in the two bullet point clauses immediately following paragraph (5).

In the case of the fourth and fifth bullet points above, we must notify holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. If in the future Holdings adopts another stockholder rights plan, or amends or issues additional rights under its existing stockholder rights plan, you will not have any conversion right pursuant to the fourth bullet point above or otherwise, solely as a result of the issuance of rights pursuant to the stockholder rights plan. In the case of a distribution identified in the fourth or fifth bullets above, the ability of a holder of notes to convert would not be triggered if the holder may participate in the distribution without converting. In the case of the sixth bullet point above, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction.

You also may convert your notes for the five business day period after any five consecutive Trading-Day period in which the average trading prices for the notes for such five trading-day period was less than 95% of the average conversion value (as defined below) for the notes during that period; provided, however, that, if, at the time of the conversion, the Closing Price of shares of Holdings’ common stock is greater than the then current conversion price of the notes and less than or equal to 125% of the then current conversion price of the notes, you surrender your notes for conversion and the notes are not otherwise convertible, you will receive at our option through October 19, 2010, cash or common stock with a value equal to the principal amount of your notes on such conversion date. If we elect to pay you in common stock, Holdings’ common stock will be valued at 100% of the average Closing Price for the five Trading Days ending on the third Trading Day preceding the conversion date. If you convert notes pursuant to this paragraph and the conversion date occurs on or after October 20, 2010, then you will receive cash equal to the principal amount of the notes on such conversion date and we will not have the option to pay you in common stock.

We define conversion value in the Indenture to be equal to the product of the Closing Price of the shares of Holdings’ common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each $1,000 principal amount of the notes is convertible.

You may convert all or part of any note by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee, and any applicable payments, including interest payments and payments in respect of taxes, if any. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

As promptly as practicable on or after the conversion date, Holdings will issue and deliver to the trustee a certificate or certificates for the number of full shares of Holdings’ common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of Holdings’ common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of Holdings’ common stock.

If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the immediately preceding interest payment date to the conversion date, except as described below in this paragraph. In the case of any note that has been surrendered for conversion after any regular record date but before the next succeeding interest payment date:

•	notwithstanding such conversion, interest payable on such interest payment date shall be payable on such interest payment date, and such interest shall be paid to the holder of such note as of such regular record date; and

•	except for notes, or portions thereof, called for redemption or to be purchased or repurchased, such notes surrendered for conversion must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion.

No other payment or adjustment for interest, or any dividends in respect of Holdings’ common stock, will be made upon conversion. Holders of Holdings’ common stock issued upon conversion will not be entitled to receive any dividends payable to holders of Holdings’ common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the closing sale price of Holdings’ common stock at the close of business on the conversion date.

Our delivery to you of the full number of shares of Holdings’ common stock into which a note is convertible, together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued but unpaid interest (including additional interest, if any) to, but excluding, the conversion date.

As a result, accrued but unpaid interest (including additional interest, if any) to, but excluding, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of Holdings’ common stock upon conversion, see “Material United States Federal Income Tax Considerations.”

You will not be required to pay any taxes or duties relating to the issue or delivery of Holdings’ common stock on conversion, but you will be required to pay any tax with respect to cash received in lieu of fractional shares and any tax or duty relating to any transfer involved in the issue or delivery of Holdings’ common stock in a name other than yours. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

The conversion rate will be subject to adjustment for, among other things:

1)	dividends and other distributions payable in Holdings’ common stock on shares of Holdings’ common stock,

2)	the issuance to all holders of Holdings’ common stock of rights (other than pursuant to a stockholders rights plan), options or warrants entitling them to subscribe for or purchase Holdings’ common stock at less than the current market price of such common stock on the record date for stockholders entitled to receive such rights, options or warrants,

3)	subdivisions, combinations, splits, reverse splits and reclassifications of Holdings’ common stock,

4)	distributions to all holders of Holdings’ common stock of evidences of Holdings’ indebtedness, shares of capital stock, cash or assets (if Holdings distributes shares of capital stock of one of its Subsidiaries, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of Holdings’ common stock, in each case over a measurement period following the distribution), including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to above,

•	dividends and distributions paid exclusively in cash, and

•	distributions upon mergers or consolidations discussed below,

5)	if Holdings or one of its Subsidiaries purchases Holdings’ common stock pursuant to a tender or exchange offer for Holdings’ common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock in such offer exceeds the Closing Price of Holdings’ common stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then the conversion rate will be adjusted, and

6)	if Holdings makes a distribution consisting exclusively of cash to all holders of its common stock, the conversion rate will be adjusted to a new conversion rate equal to the then existing conversion rate multiplied by a fraction, the numerator of which is the current market price of Holdings’ common stock plus the amount per share of such dividend or distribution and the denominator of which will be the current market price of Holdings’ common stock, where the current market price of Holdings’ common stock is the average closing sale price of Holdings’ common stock for the first 10 Trading Days from, and including, the first ex-distribution day that the common stock trades.

If in the future Holdings adopts another stockholders rights plan, or amends or issues additional rights under its existing stockholders rights plan, while any notes remain outstanding, we will be required under the Indenture to provide that the holders of notes will be entitled to receive upon conversion of the notes, in addition to Holdings’ common stock, rights under the plan, whether or not such rights have separated from Holdings’ common stock, unless prior to conversion, the rights have expired or been terminated or redeemed.

We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

In the event that Holdings consolidates or merges with or into another entity or another entity is merged into Holdings, or in case of any sale or transfer of all or substantially all of Holdings’ assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the notes were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of Holdings’ assets that does not result in any reclassification, conversion, exchange or cancellation of Holdings’ common stock.

In addition to the above adjustments, Holdings may increase the conversion rate as its Board of Directors deems advisable to avoid or diminish any income tax to holders of its common stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for U.S. federal income tax purposes.

We may increase the conversion rate for any period of at least 20 days, upon at least 15 days’ notice, if our Board of Directors determines that the increase would be in our or Holdings’ best interest. The Board of Directors’ determination in this regard will be conclusive. We will give holders of notes at least 15 days’ notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the Closing Price of Holdings’ common stock equals or exceeds the conversion price by 105% in connection with an event which otherwise would be a Fundamental Change.

If at any time Holdings makes a distribution of property to its stockholders that would be taxable to such stockholders as a dividend for U.S. federal income tax purposes (such as distributions of evidences of indebtedness or assets by Holdings, but generally not stock dividends on its common stock or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares of Holdings ‘ common stock into which notes are convertible is increased, that increase may be deemed for U.S. federal income tax purposes to be the payment of a taxable dividend to holders of notes. See “Material United States Federal Income Tax Considerations.”

Optional Redemption by the Company

On or after October 20, 2010, we may redeem the notes, in whole or in part, at 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date. If we elect to redeem all or part of the notes, we will give at least 30, but no more than 60, days’ prior notice to you.

If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis or otherwise in accordance with the applicable procedures of the depositary. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof.

No sinking fund is provided for the notes, which means that the Indenture does not require us to redeem or retire the notes periodically.

Purchase of Notes at the Option of the Holder

On each of October 15, 2010, October 15, 2013 and October 15, 2018 (each, a “purchase date”), we will, at the option of the holder, be required to purchase for cash any outstanding note for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the applicable purchase date until the close of business on such purchase date. The purchase price of a note will be 100% of the principal amount of the note, plus accrued and unpaid interest to, but excluding, the applicable repurchase date. Interest will be paid to the record holder as of the related record date.

We will be required to give notice on a date not less than 20 business days prior to the applicable purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to purchase their notes.

The purchase notice given by each holder electing to require us to purchase notes shall state:

•	if certificated notes have been issued, the certificate numbers of the holder’s notes to be delivered for purchase or, if not, such information as may be required under applicable DTC procedures and the Indenture;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the Indenture.

Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date.

The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	if certificated notes have been issued, the certificate numbers of the notes being withdrawn or, if not, such information as may be required under applicable DTC procedures and the Indenture; and

•	the principal amount, if any, of the notes that remains subject to the purchase notice.

Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery (including by book entry transfer) of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the applicable purchase date in accordance with the terms of the Indenture, then, immediately after the purchase date, the note will cease to be outstanding whether or not the note has been delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

Our ability to purchase notes with cash may be limited by the terms of our then existing Indebtedness.

Payment and Conversion

We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in The City of New York or by wire transfer. Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on April 1 or October 1, whether or not a business day, immediately preceding the relevant interest payment date (a “regular record date”). If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date. Payments made to DTC as holder of one or more global notes will be made by wire transfer.

Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, Holdings, the trustee nor any of our agents or the trustee’s agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global note, or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

Notes may be surrendered for conversion at the Corporate Trust Office of the trustee in the Borough of Manhattan in The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices and any applicable payments, including interest payments and payments in respect of taxes, if any.

We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of and interest and liquidated damages, if any, on the notes have been made available for payment and either paid or returned to us as provided in the Indenture, the trustee will maintain an office or agency in the Borough of Manhattan in The City of New York for surrender of notes for conversion.

All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, or interest and liquidated damages, if any, on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Ranking

Senior Indebtedness versus Notes

The payment of the principal of, premium, if any, and interest on, the notes and the payment of the guarantee of the notes by Holdings will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company or Holdings, as the case may be, including the obligations of the Company and Holdings under the Credit Agreement, the 10-3/4% Notes and the 2002 10-3/4% Notes.

As of September 30, 2003, as adjusted to give effect to (i) the sale in October and December 2003 of the notes being offered under this prospectus and (ii) the sale in November 2003 of $525 million aggregate principal amount of the Company’s 7¾% Senior Subordinated Notes due 2013 and the application of a portion of the proceeds to repurchase or redeem all of the outstanding 9½% Notes and 8.80% Notes, the Senior Indebtedness of the Company and Holdings would have been approximately $1,550.8 million, including $672.2 million of secured indebtedness.

Virtually all of the Senior Indebtedness of Holdings consists of its guarantee of Senior Indebtedness of the Company under the Credit Agreement and with respect to the 10¾% Notes and the 2002 10¾% Notes.

Other Senior Subordinated Indebtedness versus Notes

Only Indebtedness of the Company or Holdings that is Senior Indebtedness will rank senior to the notes and the guarantee of the notes by Holdings for purposes of the provisions of the Indenture. The notes and the guarantee of the notes by Holdings will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and Holdings, respectively.

As of September 30, 2003, as adjusted to give effect to (i) the sale in October and December 2003 of the notes being offered under this prospectus and (ii) the sale in November 2003 of $525 million aggregate principal amount of the Company’s 7¾% Senior Subordinated Notes due 2013 and the application of the proceeds to repurchase or redeem all of the outstanding 9½% Notes and 8.80% Notes, the Company and Holdings would have had approximately $1,075.0 million of unsecured indebtedness that ranks equally with the notes.

Liabilities of Subsidiaries versus Notes

A substantial portion of our operations are conducted through our subsidiaries. None of our subsidiaries are guaranteeing the notes. Claims of creditors of our subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by our subsidiaries, and claims of preferred stockholders of our subsidiaries generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries.

At September 30, 2003, our subsidiaries (i) had outstanding an aggregate of approximately $187.4 million of indebtedness and other obligations that are effectively senior to the notes (excluding obligations to URI and excluding guaranties) and (ii) had guaranteed approximately $2,575.1 million of URI’s obligations. Neither the Company nor any of its subsidiaries are prohibited from incurring senior indebtedness, secured indebtedness or any other indebtedness or liabilities under the Indenture.

Subordination

The indebtedness evidenced by the notes is subordinated in right of payment to the prior payment in full in cash of all Senior Indebtedness. The notes are Senior Subordinated Indebtedness of the Company ranking senior to all existing and future Subordinated Indebtedness of the Company.

The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness (including, in the case of Designated Senior Indebtedness, any interest accruing subsequent to the filing of a petition for bankruptcy, regardless of whether such interest is an allowed claim in the bankruptcy proceeding) must be paid in full in cash before any payment (excluding certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the notes.

During the continuance of any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness, when the same becomes due, and after receipt by the Trustee and the Company from representatives of holders of such Senior Indebtedness of written notice of such default, no direct or indirect payment by or on behalf of the Company of any kind of character (excluding certain permitted equity or subordinated securities) may be made on account of the principal of, premium, if any, or interest on, or the purchase, redemption or other acquisition of, the notes unless and until such default has been cured or waived or has ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash, after which the Company shall resume making any and all required payments in respect of the notes, including any missed payments.

In addition, during the continuance of any other default with respect to any Designated Senior Indebtedness that permits, or would permit with the passage of time or the giving of notice or both, the maturity thereof to be accelerated (a “Non-payment Default”) and upon the earlier to occur of (a) receipt by the Trustee and the Company from the representatives of holders of such Designated Senior Indebtedness of a written notice of such Non-payment Default or (b) if such Non-payment Default results from the acceleration of the maturity of the notes, the date of such acceleration, no payment of any kind or character (excluding certain permitted equity or subordinated securities) may be made by the Company on account of the principal of, premium, if any, or interest on, or the purchase, redemption, or other acquisition of, the notes for the period specified below (the “Payment Blockage Period”).

The Payment Blockage Period shall commence upon the receipt of notice of a Non-payment Default by the Trustee and the Company from the representatives of holders of Designated Senior Indebtedness or the date of the acceleration referred to in clause (b) of the preceding paragraph, as the case may be, and shall end on the earliest to occur of the following events: (i) 179 days have elapsed since the receipt of such notice or the date of the acceleration referred to in clause (b) of the preceding paragraph (provided the maturity of such Designated Senior Indebtedness shall not theretofore have been accelerated), (ii) such default is cured or waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full in cash, or (iii) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the representatives of holders of Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company shall promptly resume making any and all required payments in respect of the notes, including any missed payments. Only one Payment Blockage Period with respect to the notes may be commenced within any 360 consecutive day period. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice or the date of the acceleration initiating such Payment Blockage Period and there must be a 180 consecutive day period in any 360-day period during which no Payment Blockage Period is in effect.

If the Company fails to make any payment on the notes when due on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the notes to accelerate the maturity thereof. See “—Events Of Default.”

By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and funds which would be otherwise payable to the holders of the notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations fully with respect to the notes.

Guarantee of Holdings

Holdings will fully and unconditionally guarantee, on a senior subordinated basis, to each holder and the Trustee, the full and prompt performance of the Company’s obligations under the Indenture and the notes, including the payment of principal of and interest on the notes. The guarantee of the notes by Holdings is subordinated to Senior Indebtedness of Holdings on the same basis as the notes are subordinated to Senior Indebtedness of the Company.

Certain Definitions

“8.80% Indenture” means the indenture under which the 8.80% Notes were issued.

“8.80% Notes” means the $205.0 million aggregate principal amount of 8.80% Senior Subordinated Notes due 2008 issued by the Company under the Indenture, dated as of August

12, 1998, as supplemented on January 27, 2003, among the Company, as issuer, certain of its United States subsidiaries, as guarantors, and State Street Bank and Trust Company, as trustee.

“9% Indenture” means the indenture under which the 9% Notes were issued.

“9% Notes” means the $250.0 million aggregate principal amount of 9% Senior Subordinated Notes due 2009 issued by the Company under the Indenture dated as of March 23, 1999, as supplemented on January 27, 2003, among the Company, as issuer, certain of its United States subsidiaries, as guarantors, and The Bank of New York, as trustee.

“9¼% Indenture” means the indenture under which the 9¼% Notes were issued.

“9¼% Notes” means the $300.0 million aggregate principal amount of 9¼% Senior Subordinated Notes due 2009 issued by the Company under the Indenture, dated as of December 15, 1998, as supplemented on January 27, 2003, among the Company, as issuer, certain of its United States subsidiaries, as guarantors, and State Street Bank and Trust Company, as trustee.

“9½% Indenture” means the indenture under which the 9½% Notes were issued.

“9½% Notes” means the $200.0 million aggregate principal amount of 9½% Senior Subordinated Notes due 2008 issued by the Company under the Indenture, dated as of May 22, 1998, as supplemented on January 27, 2003, among the Company, as issuer, certain of its United States subsidiaries, as guarantors, and State Street Bank and Trust Company, as trustee.

“10¾% Indenture” means the indenture under which the 10¾% Notes were issued.

“10¾% Notes” means the $650.0 million aggregate principal amount of 10¾% Senior Notes due 2008 issued by the Company under the Indenture, dated as of April 20, 2001, as supplemented on January 27, 2003, among the Company, as issuer, Holdings and certain of the Company’s United States subsidiaries, as guarantors, and The Bank of New York, as trustee.

“2002 10¾% Indenture” means the indenture under which the 2002 10¾% Notes were issued.

“2002 10¾% Notes” means the $210.0 million aggregate principal amount of 10¾% Senior Notes due 2008 issued by the Company under the Indenture, dated as of December 24, 2002, as supplemented on January 27, 2003, among the Company, as issuer, Holdings and certain of the Company’s United States subsidiaries, as guarantors, and The Bank of New York, as trustee.

“Affiliate” means, with respect to any specified person:

(i) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person;

(ii) any other person that owns, directly or indirectly, 10% or more of such specified person’s Capital Stock; or

(iii) any officer or director of:

(A) any such specified person;

(B) any Subsidiary of such specified person; or

(C) any person described in clauses (i) or (ii) above.

“Board of Directors” means the board of directors of a company or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

“Capital Stock” means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person’s capital stock or equity participations, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock and, including, without limitation, with respect to partnerships, limited liability companies or business trusts, ownership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnerships, limited liability companies or business trusts.

“Capitalized Lease Obligation” means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

“Closing Price” on any Trading Day with respect to the per share price of common stock means the last reported sales price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, in either case on The New York Stock Exchange or, if the common stock is not listed or admitted to trading on The New York Stock Exchange, on the principal national securities exchange on which the common stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if the common stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

“Credit Agreement” means the Amended and Restated Credit Agreement by and among Holdings, the Company, certain Canadian subsidiaries, the lenders referred to therein, JPMorgan Chase Bank, as Administrative Agent, J.P. Morgan Bank Canada, as Canadian Administrative Agent, and Bank of America, N.A., as Syndication Agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and any security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related documents) governing Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders and whether to the same borrower or different borrowers.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Indebtedness” means (i) all Indebtedness under the Credit Agreement (including Holdings’ guarantee of such Indebtedness) and (ii) any other issues of Senior

Indebtedness which (a) at the time of the determination is equal to or greater than $25 million in aggregate principal amount and (b) is specifically designated by the Company or Holdings in the instrument evidencing such Senior Indebtedness as “Designated Senior Indebtedness.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company in good faith.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable at the Issue Date.

“guarantee” means, as applied to any obligation:

(1)	a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(2)	an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts available to be drawn down under letters of credit of another person.

The term “guarantee” used as a verb has a corresponding meaning.

“Indebtedness” means, with respect to any person, without duplication:

(a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker’s acceptance or other similar credit transaction;

(b) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments;

(c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

(d) all Capitalized Lease Obligations of such person;

(e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any

Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

(f) all guarantees of Indebtedness referred to in this definition by such person;

(g) all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

(h) all obligations under or in respect of Interest Rate Protection Obligations of such person, and

(i) any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (a) through (h) above;

provided, however, that Indebtedness shall not include:

(x) any holdback or escrow of the purchase price of property, services, businesses or assets or

(y) any contingent payment obligations incurred in connection with the acquisition of assets or businesses, which are contingent on the performance of the assets or businesses so acquired.

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be approved in good faith by the board of directors of the issuer of such Redeemable Capital Stock. In the case of Indebtedness of other persons, the payment of which is secured by a Lien on property owned by a person as referred to in clause (e) above, the amount of the Indebtedness of such person attributable to such Lien at any date shall be the lesser of the Fair Market Value at such date of any asset subject to such Lien and the amount of the Indebtedness secured.

“Interest Rate Protection Agreement” means, with respect to any person, any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Interest Rate Protection Obligations” means the obligations of any person pursuant to any Interest Rate Protection Agreements.

“Issue Date” means October 31, 2003.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Other Indentures” means the 8.80% Indenture, the 9% Indenture, the 9¼% Indenture, the 9½% Indenture, the 10¾% Indenture and the 2002 10¾% Indenture or any other indenture pursuant to which the Company or Holdings has issued senior or senior subordinated notes or other securities.

“Permitted Holder” means, with respect to the Company only, Holdings.

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“principal” of a note means the principal of the note plus the premium, if any, payable on that note which is due or overdue or is to become due at the relevant time.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Maturity Date; provided, however, that Capital Stock will not constitute Redeemable Capital Stock solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” or an “asset sale.”

“Registration Rights Agreement” means the registration rights agreement, dated as of the Issue Date, among the Company, Holdings and the initial purchasers.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by a person whereby that person transfers such property to another person and the transferor leases it from such other person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any person:

(1) Indebtedness of such person, whether outstanding on the Issue Date or thereafter created, incurred or assumed; and

(2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such obligations are subordinate or pari passu in right of payment to the notes or the guarantee of such person, as the case may be.

Without limiting the generality of the foregoing, (w) “Senior Indebtedness” shall include the principal of, premium, if any, and interest on all obligations of every nature of any person from time to time owed to the lenders under the Credit Agreement, including, without limitation, principal of and interest on, any loans and letter of credit disbursements outstanding, and all fees, indemnities and expenses payable, under the Credit Agreement, (x) “Senior Indebtedness” shall include the principal of, premium if any, and interest on all Indebtedness owed to the holders of the 10¾ Notes and the 2002 10¾ Notes under the Indentures for those notes (including with respect to the guarantee of Holdings thereunder) and (y) in the case of Designated Senior Indebtedness, “Senior Indebtedness” shall include interest accruing thereon subsequent to the occurrence of any Event of Default specified in clause (viii) or (ix) under “—Events of Default” relating to the Company, whether or not the claim for such interest is allowed under any applicable Bankruptcy Code.

Notwithstanding the foregoing, “Senior Indebtedness” shall not include:

(a) Indebtedness evidenced by the notes and the guarantee of the notes by Holdings;

(b) any Indebtedness of such person (and any accrued and unpaid interest in respect thereof) that is expressly subordinate or junior in any respect to any other Indebtedness or other obligation of such person, including the 9% Notes, the 9¼% Notes, the 9½% Notes, the 8.80% Notes and the respective guarantees thereof;

(c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such person;

(d) Indebtedness which is represented by Redeemable Capital Stock;

(e) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(f) Indebtedness of or amounts owed by such person for compensation to employees or for services rendered to such person;

(g) any liability for federal, state, local or other taxes owed or owing by such person;

(h) Indebtedness of such person to a Subsidiary or any other Affiliate or any of such Affiliate’s Subsidiaries;

(i) that portion of any Indebtedness which is incurred in violation of the Indenture; and

(j) amounts owing under leases.

“Senior Subordinated Indebtedness” means with respect to a person, the notes (in the case of the Company), a guarantee of the notes (in the case of Holdings) and any other Indebtedness of such person that specifically provides that such Indebtedness is to rank pari passu with the notes or such guarantee of the notes, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such person which is not Senior Indebtedness of such person, including the 9¼% Notes, the 9% Notes, the 9½% Notes, the 8.80% Notes and the respective guarantees thereof.

“Significant Subsidiary” of any person means a Subsidiary of such person which (i) is a “restricted subsidiary” under any of the Other Indentures and (ii) would be a significant subsidiary of such person as determined in accordance with the definition in Rule 1-02(w) of Article 1 of Regulation S-X promulgated by the SEC and as in effect on the Issue Date.

“Subordinated Indebtedness” means, with respect to a person, Indebtedness of such person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the notes or a guarantee of such person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any person:

(i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof; and

(ii) any other person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions).

For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

Repurchase at Option of Holders Upon a Fundamental Change

Upon the occurrence of any of the following events (each a “Fundamental Change”), we shall be obligated to make an offer to purchase (a “Fundamental Change Offer”), on a business day (the “Fundamental Change Purchase Date”) not more than 60 nor less than 30 days following the occurrence of the Fundamental Change, all of the then outstanding notes tendered at a purchase price in cash (the “Fundamental Change Purchase Price”) equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the Fundamental Change Purchase Date:

(1)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holder, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company or Holdings; provided, however, that a “Fundamental Change” with respect to the Company shall not be deemed to have occurred under this subclause (1) unless the Permitted Holder does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

(2)	the Company or Holdings consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company (or Holdings), in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where:

(a)	the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation; and

(b)	immediately after such transaction no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holder, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation;

(3)	during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company or Holdings was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or Holdings then in office;

(4)	the Company or Holdings is liquidated or dissolved or adopts a plan of liquidation; or

(5)	the common stock of Holdings (or any successor entity thereto) is no longer traded on a national securities exchange in the United States or approved for trading on the Nasdaq National Market.

A Fundamental Change will not be deemed to have occurred if:

•

the Closing Price per share of Holdings common stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Fundamental Change and the public announcement of the Fundamental Change, in the case of a Fundamental Change relating to an acquisition of capital stock, or the period of 10 consecutive Trading Days ending immediately before the Fundamental Change, in the case of a Fundamental Change relating to a proxy contest, merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those Trading Days, or

•	all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in a merger or consolidation otherwise constituting a Fundamental Change, consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock, depositary receipts or other certificates representing common equity interests.

We shall be required to purchase all notes tendered pursuant to the Fundamental Change Offer and not withdrawn. The Fundamental Change Offer is required to remain open for at least 20 business days.

In order to effect such Fundamental Change Offer, we shall, not later than the 30th day after the Fundamental Change, mail to each holder of notes notice of the Fundamental Change Offer, which notice shall govern the terms of the Fundamental Change Offer and shall state, among other things, the procedures that holders of notes must follow to accept the Fundamental Change Offer.

If a Fundamental Change Offer is made, there can be no assurance that we will have available funds sufficient to pay the Fundamental Change Purchase Price for all of the notes that might be delivered by holders of notes seeking to accept the Fundamental Change Offer. In addition, there can be no assurance that our debt instruments will permit such offer to be made. Certain agreements governing our Senior Indebtedness (including the Credit Agreement) prohibit us from purchasing, or impose restrictions on our ability to purchase, notes pursuant to a Fundamental Change Offer and, in order to make such offer, we would be required to repay such Senior Indebtedness in full (and, in the case of the Credit Agreement, repay all principal (including letter of credit disbursements), interest and fees and provide for the expiration or termination of all letters of credit and commitments thereunder) or seek a waiver from the lenders under, or holders of, such Senior Indebtedness to allow us to make the Fundamental Change Offer. The occurrence of certain events constituting a Fundamental Change is also an event of default under the Credit Agreement and would entitle the lenders to accelerate all amounts owing thereunder. Failure to make a Fundamental Change Offer, even if prohibited by our debt instruments, also would constitute a default under the Indenture. Pursuant to the Indentures governing the 7¾% Senior Subordinated Notes due 2013, the 10¾% Notes, the 2002 10¾% Notes, the 9½% Notes, the 8.80% Notes, the 9¼% Notes and the 9% Notes, we are also required to make an offer to repurchase the 7¾% Senior Subordinated Notes due 2013, the 10¾% Notes, the 2002 10¾% Notes, the 9½% Notes, the 8.80% Notes, the 9¼% Notes and the 9% Notes upon certain of the events constituting a Fundamental Change (as well as other events that may not constitute a Fundamental Change under the Indenture), and our failure to make such an offer is an event of default under those Indentures. See “Risk Factors—We will be required to make an offer to repurchase the notes on specified dates and upon the occurrence of specified fundamental changes. However, we may be unable to do so due to lack of funds or covenant restrictions.” We shall not be required to make a Fundamental Change Offer upon a Fundamental Change if a third party makes the Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Fundamental Change Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Fundamental Change Offer.

The Fundamental Change purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of our company and, thus, the removal of incumbent management. The Fundamental Change purchase feature is a result of negotiations between us and the initial purchasers of the notes. We have no present intention to engage in a transaction involving a Fundamental Change, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Fundamental Change under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. The Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The use of the term “all or substantially all” in provisions of the Indenture such as clause (2) of the definition of “Fundamental Change” and under “—Consolidation, Merger, Sale of Assets, Etc.” has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in only a few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether any particular transaction would involve a disposition of “all or substantially all” of the assets of a person, which uncertainty should be considered by prospective purchasers of notes.

The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws or regulations are applicable, in the event that a Fundamental Change occurs and the Company is required to purchase notes as described above.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Fundamental Change or require the repurchase of such indebtedness upon a Fundamental Change. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Fundamental Change itself does not, due to the financial effect of such repurchase on us.

Consolidation, Merger, Sale of Assets, Etc.

Neither the Company nor Holdings will, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, unless at the time and after giving effect thereto:

(a) either:

(i)	if the transaction or transactions is a merger or consolidation, the Company or Holdings, as the case may be, shall be the surviving person of such merger or consolidation; or

(ii)

the person formed by such consolidation or into which the Company, or Holdings, as the case may be, is merged or to which the properties and assets of the Company or Holdings, as the case may be, are transferred substantially as an entirety (any such surviving person or transferee person being the “Surviving

Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or Holdings, as the case may be, under the notes, the Indenture and the Registration Rights Agreement, and in each case, the Indenture shall remain in full force and effect; and

(b) immediately after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing.

In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental Indenture in respect thereof comply with the requirements under the Indenture.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company or Holdings, as the case may be, in accordance with the immediately preceding paragraphs, the successor person formed by such consolidation or into which the Company or Holdings, as the case may be, is merged or the successor person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company or Holdings, as the case may be, under the notes, the Indenture and/or the Registration Rights Agreement with the same effect as if such successor had been named as the Company or Holdings, as the case may be, in the notes, the Indenture and/or in the Registration Rights Agreement, and, except in the case of a lease, the Company or Holdings, as the case may be, shall be released and discharged from its obligations thereunder.

Events of Default

The following will be “Events of Default” under the Indenture:

(i) default in the payment of the principal of or premium, if any, when due and payable, on any of the notes (at the Maturity Date, upon optional redemption, required purchase or otherwise), whether or not prohibited by the subordination provisions of the Indenture; or

(ii) default in the payment of an installment of interest on any of the notes, when due and payable, for 30 days, whether or not prohibited by the subordination provisions of the Indenture; or

(iii) default in the performance, or breach, of any covenant or agreement of the Company or Holdings under the Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clauses (i), (ii) or (iv)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail:

(x) to the Company by the Trustee; or

(y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; or

(iv) (a) there shall be a default in the performance or breach of the provisions of “—Consolidation, Merger and Sale of Assets, Etc.;” or (b) the Company shall have failed to make or consummate a Fundamental Change Offer in accordance with the provisions of the Indenture described under “—Fundamental Change”, whether or not prohibited by the subordination provisions of the Indenture;

(v) failure to deliver shares of Holdings’ common stock within 10 days after such common stock is required to be delivered upon conversion of a note as provided in the Indenture; or

(vi) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company, Holdings or any Subsidiary of the Company that is a “restricted subsidiary” under any of the Other Indentures then has outstanding Indebtedness in excess of $15 million, individually or in the aggregate, and either:

(a) such Indebtedness is already due and payable in full; or

(b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

(vii) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $15 million, either individually or in the aggregate, shall be entered against the Company, Holdings or any Subsidiary of the Company that is a “restricted subsidiary” under any of the Other Indentures or any of their respective properties and shall not be discharged and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect; or

(viii) the entry of a decree or order by a court having jurisdiction in the premises:

(A) for relief in respect of the Company, Holdings or any Significant Subsidiary of the Company in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or similar law;

(B) adjudging the Company, Holdings or any Significant Subsidiary of the Company bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, Holdings or any Significant Subsidiary of the Company under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, Holdings or any Significant Subsidiary of the Company or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(ix) the institution by the Company, Holdings or any Significant Subsidiary of the Company of a voluntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company, Holdings or any Significant Subsidiary of the Company to the entry of a decree or order for relief in respect of the Company, Holdings or any Significant Subsidiary of the Company in any involuntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or to the institution of bankruptcy or insolvency proceedings against the Company, Holdings or any Significant Subsidiary of the Company, or the filing by the Company, Holdings or any Significant Subsidiary of the Company of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or the consent by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company, Holdings or any Significant Subsidiary of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by the Company, Holdings or any Significant Subsidiary of the Company in furtherance of any such action; or

(x) the guarantee of the notes ceases to be in full force and effect or such guarantee is declared to be null and void and unenforceable or such guarantee is found to be invalid or Holdings denies its liability under its guarantee.

If an Event of Default (other than those covered by clause (viii) or (ix) above with respect to the Company) shall occur and be continuing, the Trustee, by notice to the Company and the representatives of the holders of Designated Senior Indebtedness, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to the Trustee, the Company and the representatives of the holders of Designated Senior Indebtedness, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding notes due and payable immediately, upon which declaration, all amounts payable in respect of the notes shall be due and payable as of the date which is five business days after the giving of such notice to the representatives of the holders of Designated Senior Indebtedness. If an Event of Default specified in clause (viii) or (ix) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes.

After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind such declaration if:

(a) the Company has paid or deposited with the Trustee a sum sufficient to pay

(i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(ii) all overdue interest on all notes;

(iii) the principal of and premium, if any, on any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

(iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes which has become due otherwise than by such declaration of acceleration;

(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all the notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note outstanding.

No holder of any of the notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the notes and the Indenture, the Trustee has failed to institute such proceeding within 45 days after receipt of such notice and the Trustee, within such 45-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee security or indemnity satisfactory to it. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the notes notice of the Default or Event of Default within 90 days after obtaining knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any notes, the Trustee may withhold the notice to the holders of such notes if its board of directors, the executive committee or a committee of its directors or trust officers in good faith determines that withholding the notice is in the interest of the noteholders.

The Company is required to furnish to the Trustee annual statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

Registration Rights

In connection with the original issuance of the notes, we and Holdings entered into a Registration Rights Agreement. In this agreement, we agreed to file a shelf registration statement under the Securities Act to register resales of the notes and the shares of common stock into which the notes are convertible, which we refer to as registrable securities. We filed the shelf registration statement of which this prospectus forms a part in order to comply with our obligation under the Registration Rights Agreement.

We have agreed to use our best efforts to keep the shelf registration statement effective until the earliest of:

(1) two years from the Issue Date;

(2) the date when all registrable securities shall have been registered under the Securities Act and disposed of, and

(3) the date on which all registrable securities (other than those held by our affiliates) are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor rule thereof, without limitations under clauses (c), (e), (f) and (h) of Rule 144 under the Securities Act, or any successor provisions thereof.

We will be permitted to suspend the use of the prospectus which is a part of the registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

If after the shelf registration statement ceases to be effective or fails to be usable in connection with resales of notes and the common stock issuable upon the conversion of the notes for a period of 60 days, whether or not consecutive (we refer to such event as a registration default), additional interest will accrue on the notes in addition to the rate set forth in the title of the notes, from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default have been cured, at the rate of 0.25% per year for the notes with respect to the first 90-day period (or portion thereof) while a registration default is continuing immediately following the occurrence of such registration default. Such interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period (or portion thereof) while a registration default is continuing until the registration default have been cured, up to a maximum rate of additional interest of 1.00% per annum. Neither we nor Holdings will have any other liabilities for monetary damages with respect to our and its registration obligations. With respect to each holder, our obligations to pay additional interest remains in effect only so long as the notes are “transfer restricted securities” within the meaning of the Registration Rights Agreement.

Amendments and Waivers

From time to time, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may, without the consent of the holders of any outstanding notes, amend, waive or supplement the Indenture or the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any holder of notes. Other amendments and modifications of the Indenture or the notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

(i) reduce the principal amount of, extend the stated maturity of or alter the redemption provisions of, the notes;

(ii) change the currency in which any notes or any premium or the interest thereon is payable;

(iii) reduce the percentage in principal amount of outstanding notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the notes;

(iv) impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

(v) waive a default in payment with respect to the notes;

(vi) amend, change or modify the obligation of the Company to make and consummate a Fundamental Change Offer in the event of a Fundamental Change;

(vii) amend, change or modify the Company’s obligation to purchase or repurchase any note at the option of the holder (including reduce any amount payable upon repurchase of any note);

(viii) except as permitted by the Indenture, increase the Conversion Price or modify the provisions of the Indenture relating to conversion of the notes in a manner adverse to the holders of the notes;

(ix) reduce or change the rate or time for payment of interest on the notes; or

(x) modify or change any provision of the Indenture affecting the ranking of the notes in a manner adverse to the holders of the notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of conversion, registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

(i) either:

(a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or repaid) have been delivered to the Trustee for cancellation; or

(b) all notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed notes which have been replaced or paid) have become due and payable or will become due and payable within one year under arrangements acceptable to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii) the Company has paid all other sums payable under the Indenture by the Company; and

(iii) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Purchase and Cancellation

All notes surrendered for payment, registration of transfer or exchange or conversion shall, if surrendered to any person other than the Trustee, be delivered to the Trustee. All notes delivered to the Trustee shall be canceled promptly by the Trustee. No notes shall be authenticated in exchange for any notes canceled as provided in the Indenture.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the Trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly canceled.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the Trustee of mutilated notes or evidence of the loss, theft or destruction of the notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of such note before a replacement will be issued.

Concerning the Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in such Act) it must eliminate such conflict or resign.

No Liability For Certain Persons

No director, officer, employee or stockholder of Holdings or the Company, as such, will have any liability for any obligations of the Company or Holdings under the notes, the guarantee thereof or the Indenture based on or by reason of such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The foregoing waiver and release were an integral part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

The Indenture and the notes are governed by, and are to be construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of law.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Holdings consists of 500,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

The following description of Holdings’ capital stock is a summary of the material terms of such stock. This summary may not contain all the information that is important to you. The summary is subject in all respects to applicable Delaware law and to the provisions of Holdings’ Certificate of Incorporation and Bylaws.

Common Stock

As of December 17, 2003, there were 77,097,619 shares of common stock outstanding. The holders of shares of common stock are entitled to:

•	one vote per share held on all matters submitted to a vote at a meeting of stockholders;

•	do not have cumulative voting rights;

•	do not have preemptive rights;

•	are entitled to receive dividends, if any, that may be declared by the board of directors (subject to the rights of preferred stockholders); and

•	upon liquidation, dissolution or winding-up of our business are entitled to any assets remaining after we pay our creditors (subject to the rights of preferred stockholders).

Preferred Stock

General

We are authorized by our certificate of incorporation to issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors has the authority, without any vote or action by our stockholders, to (1) authorize the issuance of preferred stock up to the limit set by our certificate of incorporation, (2) create new series of preferred stock and (3) fix the terms of each series, including any rights relating to dividends, voting, conversion, redemption, and liquidation preference. The issuance of preferred stock could adversely affect the voting and other rights of holders of the common stock and may have the effect of delaying or preventing a change in control of our company.

Set forth below is information concerning the two series of our preferred stock that are outstanding.

Series C Perpetual Convertible Preferred Stock

There are 300,000 shares of our Series C Perpetual Convertible Preferred Stock (“Series C Preferred”) outstanding. A complete description of the terms of the Series C Preferred is set forth in the Certificate of Designation therefor (the “Series C Designation”), which is an exhibit to our 2002 Annual Report on Form 10-K, which is incorporated by reference in this prospectus. Set forth below is a summary of the material terms of the Series C Preferred, which summary is qualified in its entirety by reference to the Series C Designation.

Ranking. The Series C Preferred ranks (1) senior to the common stock with respect to distributions upon the liquidation, winding-up or dissolution of Holdings and (2) the same as the Series D Preferred (described below) with respect to such distributions.

Liquidation Preference. We refer to the following as a “liquidation event”: (1) any voluntary or involuntary liquidation, dissolution or winding-up of Holdings or (2) any reduction or decrease in the capital stock of Holdings resulting in a distribution of assets to the holders of any class or series of Holdings’ capital stock. If a liquidation event occurs, the following applies:

•	If the liquidation event was not preceded by a Non-Approved Change of Control (as defined below under “—Rights Upon Non-Approved Change of Control”), then the holders of Series C Preferred will be entitled to payment out of the assets of Holdings available for distribution of an amount equal to $1,000 per share of Series C Preferred (the “Series C Liquidation Preference”), plus accrued and unpaid dividends, if any, to the date fixed for the liquidation event, before any distribution is made on the common stock. After receiving such payment, the holders of the Series C Preferred would not be entitled to any further participation in any distribution of assets of Holdings.

•	If the liquidation event was preceded by a Non-Approved Change of Control, then the holders of the Series C Preferred have the right to receive additional amounts, and may have the right to further participation in any distribution of assets of Holdings, as described under “—Rights Upon Non-Approved Change of Control.”

Dividends. Unless and until a Non-Approved Change of Control occurs, the Series C Preferred does not bear any stated dividends. If a Non-Approved Change of Control occurs, the Series C Preferred will begin to accrue dividends as described under “—Rights Upon Non-Approved Change of Control.” Whether or not an Approved Change of Control occurs, the Series C Preferred is entitled to dividends, as described in the next paragraph, in the event that Holdings declares or pays any dividends or other distributions upon the common stock.

If Holdings declares or pays any dividends or other distributions upon the common stock, Holdings must (subject to certain exceptions) also declare and pay to the holders of the Series C

Preferred, at the same time that it declares and pays such dividends or other distributions to the holders of the common stock, the dividends or distributions which would have been declared and paid with respect to the common stock issuable upon conversion of the Series C Preferred had all of the outstanding shares of Series C Preferred been converted immediately prior to the record date for such dividend or distribution, or if no record date is fixed, the date as of which the record holders of common stock entitled to such dividends or distributions are determined.

Conversion Rights. Each share of Series C Preferred is convertible at any time, at the option of the holder, into 40 shares of common stock (representing a conversion price of $25 per share of common stock based on the liquidation preference of $1,000 per share of Series C Preferred). The conversion price is subject to adjustment in certain events as set forth in the Series C Designation.

Voting. Under certain circumstances the holders of the Series C Preferred, voting separately as a single class, have the right to elect one or two directors as described in our Proxy Statement dated April 30, 2003 under “Election of Directors—Right of Holders of Series C Preferred Stock to Elect Directors.” The holders of the Series C Preferred Stock currently have the right to elect two directors. If a Non-Approved Change of Control occurs, the holders of the Series C Preferred have the right to elect additional directors as described under “—Rights Upon Non-Approved Change of Control.”

Except as described above with respect to the election of directors and except as otherwise required by applicable law, the holders of Series C Preferred are entitled to vote together with the holders of the common stock as a single class on all matters submitted to stockholders of Holdings for a vote. Each share of Series C Preferred is entitled to one vote for each share of common stock issuable upon conversion of such share of Series C Preferred.

In addition, Holdings may not, without the affirmative vote or consent of the holders of at least a majority of the shares of Series C Preferred then outstanding voting or consenting as the case may be, as a separate class, take certain actions specified in the Series C Designation.

Redemption; Automatic Conversion. If a Change in Control (as defined in the Series C Designation), other than a Non-Approved Change of Control, occurs with respect to Holdings (or Holdings enters into a binding agreement relating thereto), the following provisions will apply:

•	If the Change in Control is in connection with an acquisition which is not accounted for under the “pooling-of-interests” method of generally accepted accounting principles, Holdings must offer to purchase within 10 business days after the Change in Control all of the then outstanding shares of Series C Preferred at a purchase price per share, in cash, equal to the Series C Liquidation Preference thereof plus an amount equal to 6.25% of the Series C Liquidation Preference, compounded annually from January 7, 1999 to the purchase date (the “Series C Call Price”).

•	If the Change in Control is an acquisition which is accounted for under the “pooling-of-interests” method of accounting, all of the then outstanding Series C Preferred will be automatically converted into common stock having a market value equal to 109.5% of the Series C Call Price, valued at the closing price of the common stock at the close of business on the business day prior to the date of the Change in Control.

Redemption Relating to Certain Issuances of Securities. If Holdings issues for cash common stock or a series of preferred stock convertible into common stock, in either a public offering or a bona fide private financing, for a price for the common stock (including any amount payable upon conversion of such preferred stock) below the then current conversion price of Series C Preferred into common stock (currently $25 per share) (a “Series C Reduced Price Offering”), then Holdings must make an offer to purchase the outstanding shares of Series C Preferred as follows:

•	If the Series C Reduced Price Offering does not trigger an obligation to offer to purchase Series D Preferred Stock, Holdings must make an offer to apply towards the purchase of outstanding shares of Series C Preferred, at the Series C Call Price, 40% of the Specified Amount (as hereinafter defined) with respect to such offering. The “Specified Amount” with respect to any Series C Reduced Price Offering shall equal the amount by which the net cash proceeds from any such Series C Reduced Price Offering and for all other Series C Reduced Price Offerings consummated during the preceding 12 months exceeds an aggregate of $50.0 million, less a credit for all amounts theretofore paid for such purchases during such 12-month period.

•	If the Series C Reduced Price Offering does trigger an obligation to offer to purchase Series D Preferred Stock, then Holdings will be required to offer to apply the Call Percentage (as defined below) of the Specified Amount towards the purchase of both Series C Preferred and Series D Preferred. In such event, the Specified Amount shall be allocated to the purchase of Series C Preferred and Series D Preferred in proportion to the aggregate liquidation amount of each such series of preferred stock (provided that, if the aggregate liquidation amount of the Series D Preferred is in excess of $500.0 million, such excess shall be ignored in calculating such proportion).

For purposes of the preceding paragraph, the “Call Percentage” will be a function of the aggregate liquidation amount of the Series C Preferred and Series D Preferred as set forth in the following table:

Aggregate Liquidation Amount	Call Percentage
up to and including $500 million	40%
more than $500 million to and including $550 million	43%
more than $550 million to and including $600 million	46%
more than $600 million to and including $650 million	50%
more than $650 million to and including $700 million	53%
more than $700 million to and including $750 million	56%
more than $750 million	60%

Rights Upon Non-Approved Change of Control. The term “Non-Approved Change of Control” is defined in the same manner in both the Series C Designation and Series D Designation. In general, a Non-Approved Change of Control transaction is a change of control transaction that the board has disapproved and which the board has not facilitated by such actions as weakening or eliminating our Stockholders Rights Plan (described under “—Stockholders Rights Plan”). However, a transaction that would otherwise be a Non-Approved Change of Control will be treated the same as an approved change of control transaction if, prior to the transaction, the board elects to offer the holders of the Series C Preferred and Series D Preferred essentially the same redemption rights that apply to an approved Change of Control transaction.

If a Non-Approved Change of Control occurs, the holders of the Series C Preferred and Series D Preferred would obtain the following additional rights, but only if, prior to the transaction, the board does not elect to offer the holders of the Series C Preferred and Series D Preferred essentially the same redemption rights that apply to an approved Change of Control transaction:

1. Board Matters. The holders of the Series C Preferred would have the right to elect a majority of our board. The balance of the board would continue to be elected by the common stockholders. The directors elected by the common stockholders, voting separately from the full board, would nominate their own successors. The directors elected by the Series C Preferred would stay in office until the later of (i) the date the board by unanimous vote declares and pays all accrued dividends on the Series C Preferred and Series D Preferred and (ii) the third anniversary of the Non-Approved Change of Control (or, if earlier, the date the board by unanimous vote gives the holders of the Series C Preferred and Series D Preferred the two year right to demand redemption of their shares at the price that applies to an approved Change of Control). So long as the directors elected by the Series C Preferred have the right to remain on the board, the board would not be permitted, without a unanimous vote, to approve any optional redemption of the Series C Preferred or Series D Preferred or declare, pay, or change the accrual rate of, any dividends on the Series C Preferred or Series D Preferred.

2. Liquidation. Upon a liquidation event, the holders of the Series C Preferred and Series D Preferred would be entitled to receive, in addition to the normal liquidation preference applicable to such series, an amount equal to 6.25% of the liquidation preference, compounded annually from January 7, 1999, in the case of the Series C Preferred, and September 30, 1999, in the case of the Series D Preferred, and ending on the date of the Non-Approved Change of Control. This amount would be in addition to the dividends described below.

Also, after the holders of the Series C Preferred and Series D Preferred have received the liquidation preference and the additional amounts to which they are entitled as described above, and after holders of our common stock have received the equivalent amount, the holders of the Series C Preferred and the Series D Preferred would participate with the holders of our common stock in any remaining amounts available for distribution (based upon the number of shares of common stock into which such preferred shares would then be convertible).

3. Dividends. Dividends would begin to accrue on the Series C Preferred and Series D Preferred. Accrued dividends would not be payable until a liquidation event or sale of our company, unless the board by unanimous vote approves earlier payment. The dividend rate would be 10% per annum of the liquidation preference, compounded annually. If these dividends are not paid quarterly, additional dividends would accrue at the rate of 8% per annum of the liquidation preference, compounded annually. We would not be permitted to pay dividends on our common stock, or to repurchase our common stock, until all accrued regular and additional dividends on the Series C Preferred and Series D Preferred have been paid. Any regular or additional dividends that are not paid quarterly would be added to the liquidation preference.

Series D Perpetual Convertible Preferred Stock

There are 150,000 shares of our Series D Perpetual Convertible Preferred Stock (“Series D Preferred”) outstanding. These consist of 105,252 shares designated as Class D-1 Perpetual Convertible Preferred Stock (the “D-1 Preferred Stock”) and 44,748 shares designated as Class D-2 Perpetual Convertible Preferred Stock (the “D-2 Preferred Stock”). A complete description of the terms of the Series D Preferred is set forth in the Certificate of Designation therefor (the “Series D Designation”), which is an exhibit to our 2002 Annual Report on Form 10-K, which is incorporated by reference in this prospectus. Set forth below is a summary of the material terms of the Series D Preferred, which summary is qualified in its entirety by reference to the Series D Designation.

Except where otherwise indicated, (1) the terms set forth below apply to both the D-1 Preferred and D-2 Preferred and (2) each reference to the Series D Preferred includes both the D-1 Preferred and D-2 Preferred.

Ranking. The Series D Preferred ranks (1) senior to the common stock with respect to distributions upon the liquidation, winding-up or dissolution of Holdings and (2) the same as the Series C Preferred with respect to such distributions.

Liquidation Preference. We refer to the following as a “liquidation event” (1) any voluntary or involuntary liquidation, dissolution or winding-up of Holdings or (2) any reduction or decrease in the capital stock of Holdings resulting in a distribution of assets to the holders of any class or series of Holdings’ capital stock. If a liquidation event occurs, the following applies:

•	If the liquidation event was not preceded by a Non-Approved Change of Control (as defined above under “—Series C Perpetual Convertible Preferred Stock—Rights Upon Non-Approved Change of Control”), then the holders of Series D Preferred will be entitled to payment out of the assets of Holdings available for distribution of an amount equal to $1,000 per share of Series D Preferred (the “Series D Liquidation Preference”), plus accrued and unpaid dividends, if any, to the date fixed for the liquidation event, before any distribution is made on the common stock. After receiving such payment, the holders of the Series D Preferred would not be entitled to any further participation in any distribution of assets of Holdings.

•	If the liquidation event was preceded by a Non-Approved Change of Control, then the holders of the Series D Preferred have the right to receive additional amounts, and may have the right to further participation in any distribution of assets of Holdings, as described under “—Rights Upon Non-Approved Change of Control.”

Dividends. Unless and until a Non-Approved Change of Control occurs, the Series D Preferred does not bear any stated dividends. If a Non-Approved Change of Control occurs, the Series D Preferred will begin to accrue dividends as described above under “—Series C Perpetual Convertible Preferred Stock—Rights Upon Non-Approved Change of Control.” Whether or not an Approved Change of Control occurs, the Series D Preferred is entitled to dividends, as described in the next paragraph, in the event that Holdings declares or pays any dividends or other distributions upon the common stock.

If Holdings declares or pays any dividends or other distributions upon the common stock, Holdings must (subject to certain exceptions) also declare and pay to the holders of the Series D

Preferred, at the same time that it declares and pays such dividends or other distributions to the holders of the common stock, the dividends or distributions which would have been declared and paid with respect to the common stock issuable upon conversion of the Series D Preferred had all of the outstanding shares of Series D Preferred been converted immediately prior to the record date for such dividend or distribution, or if no record date is fixed, the date as of which the record holders of common stock entitled to such dividends or distributions are determined.

Conversion Rights. Each share of Series D Preferred is convertible at any time, at the option of the holder, into 3313 shares of common stock (representing a conversion price of $30 per share of common stock based on the liquidation preference of $1,000 per share of Series D Preferred). The conversion price is subject to adjustment in certain events as set forth in the Series D Designation.

Voting. Except as otherwise required by applicable law, the holders of D-1 Preferred are entitled to vote together with the holders of the common stock as a single class on all matters submitted to stockholders of Holdings for a vote. Each share of D-1 Preferred is entitled to one vote for each share of common stock issuable upon conversion of such share of D-1 Preferred.

Except as provided in the following paragraph, the holders of the D-2 Preferred are not entitled to vote on any matter to be voted on by stockholders of Holdings.

Holdings may not, without the affirmative vote or consent of the holders of at least a majority of the shares of Series D Preferred then outstanding voting or consenting as the case may be, as a separate class, take certain actions specified in the Series D Designation.

Redemption; Automatic Conversion. If a Change in Control (as defined in the Series D Designation), other than a Non-Approved Change of Control, occurs with respect to Holdings (or Holdings enters into a binding agreement relating thereto), the following provisions will apply:

•	If the Change of Control is not in connection with an acquisition that is accounted for under the “pooling-of-interests” method of generally accepted accounting principles, Holdings must offer to purchase, within 10 business days after the Change of Control, all of the then outstanding shares of Series D Preferred at a purchase price per share, in cash, equal to the Series D Liquidation Preference thereof plus an amount equal to 6.25% of the Series D Liquidation Preference, compounded annually from the date of issuance of such share to the purchase date (the “Series D Call Price”).

•	If the Change of Control is an acquisition that is accounted for under the “pooling-of-interests” method of generally accepted accounting principles, then, upon the occurrence of the Change in Control, all of the then outstanding Series D Preferred Stock will be automatically converted into common stock having a market value equal to 109.5% of the Series D Call Price, valued at the closing price of the common stock at the close of business on the business day prior to the date of the Change in Control.

Redemption Relating to Certain Issuances of Securities. If Holdings issues for cash, common stock or a series of preferred stock convertible into common stock, in either a public offering or a bona fide private financing, for a price for the common stock (including any amount payable upon conversion of preferred stock) below the conversion price then in effect for the Series D Preferred (each such offering being referred to as a “Series D Reduced Price Offering”), then Holdings will be required to make an offer to purchase the outstanding shares of Series D Preferred as follows:

•	If the Series D Reduced Price Offering does not also trigger an obligation to offer to repurchase Series C Preferred, then Holdings will be required to offer to apply towards the purchase of Series D Preferred at the Series D Call Price an amount equal to 40% of the Specified Amount (as hereinafter defined) with respect to such offering. The “Specified Amount” with respect to any Series D Reduced Price Offering shall equal the amount by which the net cash proceeds from such Series D Reduced Price Offering and for all other Series D Reduced Price Offerings consummated during the preceding 12 months (but excluding any Reduced Price Offering prior to December 31, 2001) exceeds an aggregate of $50.0 million, less a credit for all amounts theretofore paid to the holders of the Series C Preferred and the Series D Preferred for such purchases during such 12-month period.

•	If the Series D Reduced Price Offering also triggers an obligation to offer to purchase Series C Preferred, then Holdings will be required to offer to apply the Call Percentage (as defined above with respect to the Series C Preferred) of the Specified Amount towards the purchase of both Series C Preferred and Series D Preferred. In such event, the Specified Amount shall be allocated to the purchase of Series C Preferred and Series D Preferred in proportion to the aggregate liquidation amount of each such series of preferred stock (provided that, if the aggregate liquidation amount of the Series D Preferred is in excess of $500.0 million, such excess shall be ignored in calculating such proportion).

Right to Exchange Between Classes of Series D Preferred. Subject to certain limitations set forth in the Series D Designation, certain holders of shares of D-2 Preferred shall be entitled, without the payment of any additional consideration, to convert at any time and from time to time any or all shares of D-2 Preferred held by such holder into the same number of shares ofD-1 Preferred and vice versa.

Rights Upon Non-Approved Change of Control. The term “Non-Approved Change of Control” is defined in the same manner in both the Series C Designation and Series D Designation. In general, a Non-Approved Change of Control transaction is a change of control transaction that the board has disapproved and which the board has not facilitated by such actions as weakening or eliminating our Stockholders Rights Plan (described under “—Stockholders Rights Plan”). However, a transaction that would otherwise be a Non-Approved Change of Control will be treated the same as an approved transaction if, prior to the transaction, the board elects to offer the holders of the Series C Preferred and Series D Preferred essentially the same redemption rights that apply to an approved Change of Control transaction.

If a Non-Approved Change of Control occurs, the holders of the Series C Preferred and Series D Preferred would obtain certain additional rights, but only if, prior to the transaction, the board does not elect to offer the holders of the Series C Preferred and Series D Preferred essentially the same redemption rights that apply to an approved Change of Control transaction. These additional rights are described above under “—Series C Perpetual Convertible Preferred Stock—Rights Upon Non-Approved Change of Control.”

Warrants, Options and Convertible Securities

As of December 2, 2003, there were outstanding warrants to purchase an aggregate of 7,037,155 shares of common stock. Such warrants provide for a weighted average exercise price of $11.78 per share.

As of December 2, 2003, there were outstanding options to purchase an aggregate of 12,366,051 shares of common stock. These options provide for a weighted average exercise price of $20.00 per share. Of these options, options to purchase an aggregate of 11,492,348 shares of common stock are currently exercisable and options to purchase 873,703 shares of common stock will become exercisable in installments over specified periods.

As of December 2, 2003, there were outstanding convertible notes that, at the option of the holders thereof, may be converted into an aggregate of 203,495 shares of common stock. Such notes provides for a weighted average conversion price of $32.35 per share.

A subsidiary trust of Holdings has issued $300.0 million of Trust Preferred Securities. These securities are convertible at the option of the holders thereof into common stock at a conversion price equivalent to $43.63 per share (subject to adjustment). As of September 30, 2003, the outstanding amount of such Trust Preferred Securities was approximately $221.6 million.

Stockholders Rights Plan

We adopted a stockholders rights plan on September 28, 2001 (with a record date of October 19, 2001). Under this plan, each outstanding share of our common stock includes one associated preferred stock purchase right. The rights are also attached to our Series C Preferred and Series D Preferred stock. Each right entitles the registered holder to purchase from United Rentals one one-thousandth of a share of Series E Junior Participating Preferred Stock, at an exercise price of $120.00 per such fraction of a share, subject to adjustment. The rights are not currently exercisable, but may become exercisable as described below.

If an entity, person or group of affiliated persons acquires beneficial ownership of 25% or more of the common stock (an “Acquiring Person”), then the rights will become exercisable and each holder of a right, other than the Acquiring Person, will thereafter have the right to receive, upon exercise, common stock having a value then equal to two times the exercise price of the right. If United Rentals is acquired in a merger or business combination transaction or 50% or more of United Rentals’ assets, cash flow or earning power is sold, each holder of a right, other than the Acquiring Person, would have the right to receive, upon exercise, that number of shares of common stock of the acquiring corporation which, at the time of such transaction, would have a market value of two times the exercise price of the right.

Transfer Agent and Registrar

American Stock Transfer & Trust Company serves as transfer agent and registrar for the common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes and of the common stock of Holdings into which the notes are convertible. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of his or her personal circumstances. This discussion is generally limited to the tax consequences to holders of the notes, and of the shares of common stock of Holdings into which the notes are convertible, that are beneficial owners of the notes or the stock, and that hold the notes or the stock as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)).

This discussion is based upon the U.S. federal tax laws, regulations, rulings and judicial decisions now in effect, which are subject to change, possibly retroactively, or to differing interpretations. We have not requested a ruling from the Internal Revenue Service (the “IRS”) on the tax consequences of owning the notes or the stock. As a result, the IRS could disagree with portions of this discussion. This discussion generally does not describe the treatment of partnerships, pass-through entities and investors in passthrough entities that hold the notes or the common stock of Holdings. In addition, certain other holders (including banks, thrifts, insurance companies, pension funds, regulated investment companies, other financial institutions and broker-dealers, tax exempt organizations, persons who hold the notes as part of a “straddle,” “hedge,” or “conversion transaction” or other integrated transaction, persons deemed to sell the notes or common stock under the constructive sale provisions of the Code, persons that have a “functional currency” other than the U.S. dollar or certain expatriates or former long-term residents of the United States) may be subject to special rules not discussed below. This discussion does not address the U.S. alternative minimum tax law or any aspect of state, local or foreign law or the estate or gift tax consequences of the acquisition, ownership and disposition of the notes or the common stock of Holdings (except with respect to estate tax consequences to the extent described below under “Consequences to Non-U.S. Holders”).

Based on currently applicable authorities, we will treat the notes as indebtedness for U.S. federal income tax purposes. However, as the notes have certain equity characteristics, it is possible that the IRS will contend that the notes should be treated as an equity interest in, rather than indebtedness of, our company. Except as otherwise noted, the remainder of this discussion assumes that the notes will constitute indebtedness for U.S. tax purposes.

Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of acquiring, holding and disposing of the notes or the common stock of Holdings, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

Consequences to U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences to a “U.S. Holder” of a note or the common stock of Holdings. For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a note or the common stock of Holdings that is (i) an individual who is a citizen or a resident of the United States (including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code); (ii) a corporation (or an entity treated as a corporation for U.S.

federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust was in existence on August 1, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Stated Interest

Stated interest on a note will be taxable to a U.S. Holder as ordinary income at the time it either accrues or is received in accordance with such U.S. Holder’s method of accounting for tax purposes.

Sale, Exchange, Redemption or Repayment of the Notes

Upon the disposition of a note by sale, exchange, redemption or repayment or other taxable disposition, and subject to the market discount discussion below, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition (i.e., the amount of cash and the fair market value of any property received in exchange for the note, but not including any amounts attributable to accrued but unpaid interest which, if not yet taken into income, generally will be taxable as ordinary income) and (ii) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in the note generally will equal the cost of the note (net of accrued interest), increased by any market discount or decreased by any amortizable bond premium, in each case provided that the holder elected to accrue the amounts thereof for U.S. federal income tax purposes.

Because the note is held as a capital asset, such gain or loss will generally be capital gain or loss and will be long-term capital gain if the note is held for longer than one year. Currently, non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 15% on net long-term capital gain. The deductibility of capital losses is subject to certain limitations.

Were we to obtain a discharge of the Indenture within one year before the notes became due and payable, with respect to all of the notes then outstanding, as described above under “Description of Notes—Satisfaction and Discharge,” such discharge would generally be deemed to constitute a taxable exchange of the notes outstanding for other property, namely, the funds deposited with the Trustee. In such case, a U.S. Holder would be required to recognize capital gain or loss in connection with such deemed exchange in the manner comparable to that discussed above. In addition, after such deemed exchange, a U.S. Holder might also be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred. U.S. Holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Market Discount

If a U.S. Holder purchases a note at a price that is less than its stated redemption price at maturity then, subject to a de minimis exception, the note will be deemed to carry “market discount.” Subject to a limited exception, these provisions generally require a U.S. Holder that acquires a note having market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of maturity or disposition, unless the U.S. Holder elects to include such accrued market discount in income over the life of the note.

This election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. If a constant yield election is made, it will apply only to the note with respect to which it is made, any may not be revoked. A U.S. Holder who acquires a note at a market discount and that does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction.

Amortizable Premium

A U.S. Holder that purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium (referred to as Section 171 premium) from the purchase date to the note’s maturity date under a constant yield method that reflects semiannual compounding based on the note’s payment period. Amortizable premium, however, will not include any premium attributable to a note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature. Amortizable Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Conversion of Notes Into Common Stock of Holdings

A U.S. Holder’s conversion of a note into the common stock of Holdings (including upon a put to us) will be a taxable event. A U.S. Holder will recognize gain or loss upon the receipt of such stock, or upon the receipt of cash in lieu of a fractional share of such stock, measured by the difference between the sum of the fair market value of the stock received and the amount of the cash so received (exclusive of any amount attributable to unpaid accrued interest deemed paid upon conversion and not yet taken into income) and the U.S. Holder’s adjusted tax basis at the time of conversion in the note exchanged (as described above). Such gain or loss generally will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year at the time of conversion. The fair market value of any stock received with respect to accrued but unpaid interest will be taxed as a payment of interest (as described above).

A U.S. Holder’s adjusted tax basis in the common stock of Holdings received upon conversion of a note generally will equal the fair market value of the common stock so received. A U.S. Holder’s holding period for such common stock of Holdings will commence on the day after the date of conversion.

Repurchase of the Notes at the Option of the Holder

If a U.S. Holder of a note exercises its right to require us to repurchase the note, and we deliver common stock of Holdings in full satisfaction of the purchase price, such exchange should be treated in the manner described above under “Consequences to U.S. Holders—Conversion of Notes Into Common Stock of Holdings.”

Dividends

If a U.S. Holder converts notes into shares of Holdings’ common stock, distributions on the shares of such common stock that are paid out of current or accumulated earnings or profits, as defined for U.S. federal income tax purposes, will in general constitute dividends and will be includible in income by a U.S. Holder and taxable as ordinary income when received, in accordance with that U.S. Holder’s method of accounting for U.S. federal income tax purposes. If a distribution exceeds Holdings’ current and accumulated earnings and profits, the excess will be treated first as a nontaxable return of the U.S. Holder’s investment, up to the U.S. Holder’s basis in the shares of common stock. Any remaining excess will be treated as capital gain.

Subject to applicable limitations, dividends paid on Holdings’ common stock to U.S. Holders that are U.S. corporations generally will qualify for the dividends-received deduction so long as there are sufficient earnings and profits. A dividend distribution to an individual U.S. Holder for tax years beginning in 2003 through 2008 is generally taxed at a maximum rate of 15 percent. The lower tax rate will not apply to a dividend on shares of Holdings’ common stock, however, if the individual U.S. Holder fails to satisfy certain holding period requirements with respect to the shares or is obligated to make related payments with respect to positions in substantially similar or related property. In addition, the lower rate will not apply to dividends that the U.S. Holder elects to treat as investment income for purposes of an investment interest deduction.

Constructive Dividends

The conversion ratio of the notes will be adjusted if cash is distributed to holders of the common stock of Holdings with respect to such stock and in certain other circumstances. An increase in the conversion ratio as a result of such distribution may result in a deemed distribution to U.S. Holders. In addition, if a distribution of property (including evidences of indebtedness or assets but generally not stock dividends or rights to subscribe for common stock) is made to common stockholders of Holdings, and the conversion price underlying the notes is decreased pursuant to the anti-dilution provisions of the indenture, such decrease may also result in a deemed distribution to U.S. Holders. Other decreases in the conversion price of the notes may also, depending on the circumstances, result in deemed distributions to U.S. Holders. Any such deemed distribution generally will be taxed in the same manner as an actual dividend distribution to the U.S. Holders, even if they did not receive any cash or property. Further, in certain circumstances the reverse may be true—that is, the failure to adjust the conversion price under the indenture may result in a taxable distribution to U.S. Holders of Holdings’ common stock.

Sale or Other Disposition of Common Stock of Holdings Received Upon Conversion of a Note

Unless a nonrecognition provision applies, gain or loss realized by a U.S. Holder on the sale or other disposition of Holdings ‘ common stock received upon conversion of a note will be recognized as a capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of a U.S. Holder’s gain or loss generally will equal the difference between the U.S. Holder’s adjusted tax basis in the Holdings’ common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to a reduced tax rate. The deductibility of capital losses is subject to certain limitations. Further, under recently promulgated Treasury Regulations, a U.S. Holder that sells the stock at a loss exceeding certain thresholds may be required to file a disclosure statement with the IRS.

Information Reporting and Backup Withholding

We must report annually to the IRS and each U.S. Holder any interest, dividends and proceeds on redemption or repayment that are paid to such U.S. Holder. A U.S. Holder may be subject to information reporting and backup withholding tax (currently at a rate of 28%) with respect to interest, dividends and proceeds from the sale, exchange, redemption or repayment of the notes or common stock unless the U.S. Holder (i) is a corporation or comes within certain other exempt categories of recipients and, when required, demonstrates that status, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Backup withholding is not an additional tax. Any amount paid as backup withholding will be refunded or credited against the U.S. Holder’s federal income tax liability, provided that the required information is provided to the IRS.

Consequences to Non-U. S. Holders

The following discussion is limited to the U.S. federal income and estate tax consequences to a beneficial owner of a note or the common stock of Holdings into which a note is convertible that is an individual, corporation, estate or trust that is neither a U.S. Holder nor a person subject to rules applicable to former citizens and residents of the United States (a “Non-U.S. Holder”).

For purposes of the discussion below, interest, dividends and gain on the sale, exchange, redemption or repayment of the notes and the Holdings’ common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Interest

Generally, interest paid by us, including any amounts attributable to accrued but unpaid interest deemed paid to a Non-U.S. Holder upon a conversion, will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the notes will qualify as portfolio interest if the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the Code, (iii) is not a bank that is receiving the interest on a loan made in the ordinary course of its trade or business and (iv) certifies, under penalties of perjury on a Form W-8BEN, prior to the payment, that such holder is not a U.S. person and provides such holder’s name and address, or a financial institution holding the notes on behalf of the Non-U.S. Holder certifies, under penalty of perjury, that it has received an IRS Form W-8BEN (or successor form) from the Non-U.S. Holder as the beneficial owner and provides us with a copy, or the Non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain condition are satisfied.

The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular, graduated U.S. federal tax rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax.

To claim exemption from withholding or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-8BEN (claiming treaty benefits) or W-8ECI (claiming exemption from withholding because income is U.S. trade or business income) (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder that is claiming the benefits of a treaty may be required in certain instances to obtain and to provide a U.S. taxpayer identification number or to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, under applicable Treasury Regulations, special procedures are provided for payments through qualified intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

Gain on Disposition

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, exchange, conversion (exclusive of accrued interest), redemption or repayment of a note or upon the sale or exchange of Holdings’ common stock unless (i) the gain is U.S. trade or business income, in which case the branch profits tax may also apply to a corporate Non-U.S. Holder; (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met; or (iii) we have been a U.S. real property holding corporation within the shorter of the 5-year period preceding such sale, exchange, conversion, redemption or retirement and the period during which the Non-U.S. Holder held the notes, and certain de minimis ownership rules do not apply. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

Taxation of Distributions with Respect to the Common Stock of Our Parent

Dividends, including the deemed dividends described above under “Consequences to U.S. Holders—Constructive Dividends,” that are paid to a Non-U.S. Holder of the common stock received upon conversion of a note and that are not U.S. trade or business income generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable income tax treaty. See the discussion above under “Consequences to Non-U.S. Holders – Interest” for the procedures to claim exemption from withholdings or the benefits of a treaty.

Federal Estate Taxes

Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the interest on such notes would be exempt as portfolio interest when received by the Non-U.S. Holder at the time of his or her death without regard to whether the Non-U.S. Holder has completed a Form W-8BEN and further provided that income on the notes was not U.S. trade or business income. However, the common stock of Holdings held by an individual who is a non-U.S. Holder at the time of death will be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Any interest or dividends that are paid to the Non-U.S. Holder must be reported annually to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Treasury Regulations provide that the backup withholding tax (currently at a rate of 28%) and certain information reporting will not apply to such payments of interest or dividends with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither we nor our payment agent has actual knowledge, or reason to know, that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied. The payment of the gross proceeds from the sale, exchange, redemption or repayment of the notes or common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, redemption or repayment of the notes or common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. Related Person”).

In the case of the gross payment of proceeds from the sale, exchange, redemption or repayment of the notes or common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. Related Person, applicable Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge, or reason to know, to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

SELLING SECURITY HOLDERS

URI previously issued $143,750,000 aggregate principal amount of 1-7/8 % Convertible Senior Subordinated Notes due October 15, 2023. The notes are convertible, under specified circumstances, into the common stock of Holdings as described elsewhere in this prospectus. Each selling security holder may use this prospectus to sell the notes owned by such selling security holder and/or any shares of common stock that are issued upon conversion of such notes.

The term “selling security holder” includes (i) each person and entity that is identified in the table below (as such table may be supplemented or amended from time to time by means of a supplement or amendment to this prospectus), and (ii) any transferee, donee, pledgee or other successor of any such person or entity that acquires any of the notes or shares covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act of 1933 and that is identified in a supplement or amendment to this prospectus.

The table below identifies each selling security holder and indicates the principal amount of notes beneficially owned by such selling security holder. The information with respect to each selling security holder is based on information provided by such selling security holder.

Name of Selling Security Holder	Amount of Notes
Canyon Capital Arbitrage Master Fund, Ltd.	$3,000,000
Canyon Value Realization Fund (Cayman), Ltd.	$4,100,000
Canyon Value Realization Fund, LP	$1,500,000
Canyon Value Realization MAC 18, Ltd. (RMF)	$600,000
Chrysler Corporation Master Retirement Trust	$500,000
CNH CA Master Account, LP	$2,000,000
DBAG London (1)	$22,500,000
Delta Air Lines Master Trust – CV	$205,000
Delta Pilots Disability & Survivorship Trust – CV	$495,000
Deutsche Bank Securities Inc. (1)	$1,475,000
DKR Soundshore Opportunity Holding Fund Ltd.	$1,000,000
DKR Soundshore Strategic Holding Fund Ltd.	$2,000,000
Highbridge International LLC	$20,000,000
KD Convertible Arbitrage	$2,000,000
Microsoft Corporation	$325,000
Motion Picture Industry Health Plan – Active Member Fund	$50,000
Motion Picture Industry Health Plan – Retiree Member Fund	$170,000
OCM Convertible Trust	$410,000
Partner Reinsurance Company Ltd.	$175,000
Qwest Occupational Health Trust	$60,000
State Employees’ Retirement Fund of the State of Delaware	$1,140,000
Travelers Indemnity Company – Commercial Lines	$165,000
Travelers Indemnity Company – Personal Lines	$110,000
Vanguard Convertible Securities Fund, Inc.	$9,195,000
Additional Selling Security Holders that may be identified in a supplement or amendment hereto	$70,575,000

(1)	The indicated selling security holder (or its affiliates) (i) has, from time to time, provided investment banking services to our company for which the selling security holder was paid customary compensation and (ii) has provided certain financing to our company.

Except as indicated in the footnotes to the table, none of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us.

In addition, the selling security holders may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act after the date on which they provided us with the information reflected in the table above.

PLAN OF DISTRIBUTION

This prospectus may be used to sell the notes or any shares of common stock issued upon conversion of the notes. These securities may be sold, from time to time, by the selling security holders:

•	through any national securities exchange or quotation system on which such securities may be listed or quoted, in the over-the-counter market, in privately negotiated transactions, or otherwise;

•	directly to purchasers or through agents, brokers, dealers or underwriters; and

•	at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

The selling security holders may also write options on such securities or pledge such securities.

If a selling security holder sells notes or shares through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In connection with the initial sale of the notes, we entered into a registration rights agreement with the initial purchasers of the notes. Pursuant to the registration rights agreement, we will pay the fees and expenses related to the registration statement of which this prospectus forms a part. However, we will not pay any underwriting discounts or selling commissions related to the sale of any securities. In addition, we will not pay more than $200,000 of registration-related expenses for any underwritten offering. The foregoing $200,000 cap only applies to our external expenses. It does not apply to our internal expenses (such as the salaries of employees performing accounting or legal duties).

Pursuant to the registration rights agreement, (i) we are required to indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act of 1933, relating to the information included in this prospectus and the registration statement of which it forms a part and (ii) each selling security holder is obligated to indemnify us and each other selling security holder against any liability with respect to any information furnished by such holder for use in this prospectus.

LEGAL MATTERS

Certain legal matters relating to the notes and shares of common stock that may be offered pursuant to this prospectus will be passed upon for us by Weil Gotshal & Manges LLP, New York, New York, and Ehrenreich Eilenberg & Krause LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K/A for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II

Item 14.	Other Expenses of Issuance and Distribution

The expenses of the Registrants in connection with the distribution of the securities being registered hereunder are set forth below and will be borne by the Registrants. All expenses are estimated other than the SEC registration fee.

Securities and Exchange Commission registration fee	$11,630
Printing expenses	100,000
Accounting fees and expenses	100,000
Legal fees and expenses	200,000
Miscellaneous	50,000

Total	$461,630

Item 15.	Indemnification of Directors and Officers

The Certificate of Incorporation (the “Certificate”) of the United Rentals, Inc. (the “Company”) provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “Delaware Law”), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

The Registrant, as a Delaware corporation, is empowered by Section 145 of the Delaware Law, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company has entered into indemnification agreements with its directors and officers. In general, these agreements require the Company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the Company or guaranteed any obligations of the Company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the Company due to willful misconduct in the performance of his duties to the Company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

Pursuant to Section 145 of the Delaware Law, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

Item 16.	Exhibits.

4(a)	Amended and Restated Certificate of Incorporation of United Rentals, Inc., (incorporated by reference to exhibit 3.1 of United Rentals, Inc. Report on Form 10-Q for the quarter ended June 30, 1998)

4(b)	Certificate of Amendment to the United Rentals, Inc. Amended and Restated Certificate of Incorporation dated September 29, 1998 (incorporated by reference to Exhibit 4.2 to the United Rentals, Inc. Registration Statement on Form S-3, No. 333-70151)

4(c)	By-laws of United Rentals, Inc. (incorporated by reference to exhibit 3.2 of United Rentals, Inc. Report on Form 10-Q for the quarter ended June 30, 1998)

4(d)	Form of Certificate of Designation for Series C Perpetual Convertible Preferred Stock (incorporated by reference to exhibit 3(f) of United Rentals, Inc. Report on Form 10-Q for the quarter ended September 30, 2001)

4(e)	Form of Certificate of Designation for Series D Perpetual Convertible Preferred Stock (incorporated by reference to exhibit 3(g) of United Rentals, Inc. Report on Form 10-Q for the quarter ended September 30, 2001)

4(f)	Form of Certificate of Designation for Series E Junior Participating Preferred Stock (incorporated by reference to Exhibit A of Exhibit 4 of the United Rentals, Inc. Current Report on Form 8-K filed on October 5, 2001)

4(g)	Rights Agreement dated September 28, 2001 between United Rentals, Inc. and American Stock Transfer & Trust Co., as Rights Agent (incorporated by reference to Exhibit 4 of the United Rentals, Inc. Current Report on Form 8-K filed on October 5, 2001)

4(h)	Amended and Restated Certificate of Incorporation of United Rentals (North America), Inc., (incorporated by reference to Exhibit 3.3 of the United Rentals (North America), Inc. Report on Form 10-Q for the quarter ended June 30, 1998)

4(i)	By-laws of United Rentals (North America), Inc., (incorporated by reference to Exhibit 3.4 of the United Rentals (North America), Inc. Report on Form 10-Q for the quarter ended June 30, 1998)

4(j)	Indenture dated October 31, 2003 among United Rentals (North America), Inc., United Rentals, Inc., as Guarantor, and The Bank of New York, as Trustee (incorporated by reference to exhibit 4(a) to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)

4(k)	Registration Rights Agreement dated as of October 31, 2003, among United Rentals (North America), Inc., United Rentals, Inc., as Guarantor, and the initial purchasers named therein (incorporated by reference to exhibit 4(c) to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)

5(a)	Opinion of Ehrenreich Eilenberg & Krause LLP

5(b)	Opinion of Weil, Gotshal & Manges LLP

12(a)	Statement re Computation of Ratio of Earnings to Fixed Charges

23(a)	Consent of Ehrenreich Eilenberg & Krause LLP (included in Exhibit 5(a))

23(b)	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5(b))

23(c)	Consent of Ernst & Young LLP

24(a)	Power of Attorney (included in Part II of the Registration Statement under the caption “Signatures”)

25(a)	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(i)	For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut, on the 5th day of January, 2004.

UNITED RENTALS, INC.

By:	/s/ JOHN N. MILNE

John N. Milne President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated. Each person whose signature appears below hereby authorizes Wayland R. Hicks and John N. Milne and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and any registration statement relating to any offering made in connection with the offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate.

Signatures	Title	Date

/S/ BRADLEY S. JACOBS Bradley S. Jacobs	Chairman and Director	January 5, 2004

/s/ WAYLAND R. HICKS Wayland R. Hicks	Chief Executive Officer and Director (Principal Executive Officer)	January 5, 2004

/s/ JOHN N. MILNE John N. Milne	President, Chief Financial Officer and Director (Principal Financial Officer)	January 5, 2004

Leon D. Black	Director

/S/ RONALD M. DEFEO Ronald M. DeFeo	Director	January 5, 2004

/S/ MICHAEL S. GROSS Michael S. Gross	Director	January 5, 2004

/S/ JOHN S. MCKINNEY John S. McKinney	Director	January 5, 2004

/S/ GERALD TSAI, JR. Gerald Tsai, Jr.	Director	January 5, 2004

/S/ CHRISTIAN M. WEYER Christian M. Weyer	Director	January 5, 2004

/s/ JOSEPH B. SHERK Joseph B. Sherk	Vice President, Corporate Controller (Principal Accounting Officer)	January 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut, on the 5th day of January, 2004.

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ JOHN N. MILNE

John N. Milne President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated. Each person whose signature appears below hereby authorizes Wayland R. Hicks and John N. Milne and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and any registration statement relating to any offering made in connection with the offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate.

Signatures	Title	Date

/S/ BRADLEY S. JACOBS Bradley S. Jacobs	Chairman and Director	January 5, 2004

/s/ WAYLAND R. HICKS Wayland R. Hicks	Chief Executive Officer and Director (Principal Executive Officer)	January 5, 2004

/s/ JOHN N. MILNE John N. Milne	President, Chief Financial Officer and Director (Principal Financial Officer)	January 5, 2004

Leon D. Black	Director

/s/ RONALD M. DEFEO Ronald M. DeFeo	Director	January 5, 2004

/S/ MICHAEL S. GROSS Michael S. Gross	Director	January 5, 2004

/s/ DAVID C. KATZ David C. Katz	Director	January 5, 2004

/s/ JOHN S. MCKINNEY John S. McKinney	Director	January 5, 2004

/s/ GERALD TSAI, JR. Gerald Tsai, Jr.	Director	January 5, 2004

/s/ CHRISTIAN M. WEYER Christian M. Weyer	Director	January 5, 2004

/s/ JOSEPH B. SHERK Joseph B. Sherk	Vice President, Corporate Controller (Principal Accounting Officer)	January 5, 2004

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